Form 10-K, Exhibit 13
period 1998-12-31
BATH NATIONAL CORP
filed 1999-03-30
CIK 709335

BATH NATIONAL CORPORATION
                        AND SUBSIDIARIES

                  CONSOLIDATED FINANCIAL REPORT

                        December 31, 1998


                       Bath National Corporation and Subsidiaries

                                                         Contents




Independent Auditor's Report                                    1


Financial Statements

 Consolidated statements of financial condition                2
 Consolidated statements of income                             3
 Consolidated statements of stockholders' equity               4
 Consolidated statements of cash flows                         5
 Notes to consolidated financial statements                 6-23

Independent Auditor's Report


To the Board of Directors and Stockholders
Bath National Corporation

We have audited the accompanying consolidated statements of financial condition of Bath National Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bath National Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.









Albany, New York
February 20, 1999

                                        Bath National Corporation

                   Consolidated Statements of Financial Condition
                                       December 31, 1998 and 1997


                                             1998        1997

Assets
Cash and due from banks                    $12,009,241 $    7,453,597
intterest bearing deposits in other banks      396,377      1,477,829
Securities                                  84,799,120     89,030,914
Loans, net                                 186,117,798    163,009,225
Premises and equipment, net                  5,462,078      5,625,903
Accrued interest receivable                  2,351,959      2,310,129
Other                                        4,340,714      2,826,444


                                          $295,477,287   $271,734,041

Liabilities and Stockholders' Equity
Liabilities
 Deposits:
   Demand                                  35,30,118  $ 31,218,815
   Savings                                43,039,599    41,781,937
   NOW accounts                           36,145,813    33,030,029
   Money market accounts                  11,384,049    10,572,735
   Time deposits ($100,000 or more)       18,894,039    19,620,007
   Other time accounts                    80,110,976    75,818,040

                                         224,604,584   212,041,563
 Federal funds purchased                   2,150,000          -
 Securities  sold  under  agreements  to  28,090,773    23,840,977
repurchase
 Borrowed funds                           5,000,000         -
 Other                                    5,108,937      4,714,097

                                          264,954,294  240,596,637

Commitments and Contingencies

Stockholders' Equity
 Preferred   stock,   $10   par   value,
300,000 shares                               -            -
   authorized; none issued
 Common  stock, $5 par value,  1,500,000
shares authorized,1,365,801authorized,
 1,365,801   issued   and
outstanding                                6,829,005     6,829,005
 Additional paid in capital                1,494,678     1,494,678
 Undivided profits                        22,839,159    22,816,135
 Accumulated other comprehensive income      851,210       736,902
 Treasury stock (18,750 shares in  1998,
19,203                                    (1,491,059)  (739,316)
,   shares in 1997)

                                          30,522,993   31,137,404



                                        $295,477,287 $271,734,041


                  See Notes to Consolidated Financial Statements.

                                                  Bath National Corporation

                                          Consolidated Statements of Income
                               Years Ended December 31, 1998, 1997 and 1996


                                            1998        1997        1996

Interest income:
 Loans                                  $14,968,012   $14,518,778 $13,878,041

 Securities
   Held-to-maturity
     U.S. Government and agency           1,538,000     1,538,000     730,550
obligations
   Available-for-sale
     U.S. Government and agency           1,754,087     2,355,672   2,725,582
obligations
     State and municipal obligations      1,876,492     1,784,057   1,343,952
 Federal funds sold                         346,195       156,219      81,539
 Deposits in other banks                    126,658       195,583     254,709

        Total interest income            20,609,444    20,548,309  19,014,373

Interest expense:
 Deposits                                 7,485,833     7,447,411   6,891,164
 Borrowings                               1,681,381     1,436,903     952,038

        Total interest expense            9,167,214     8,884,314   7,843,202

        Net interest income               11,442,230   11,663,995  11,171,171
Provision for loan losses                    333,689      295,468     268,793

 Net interest income after
provision for loan losses                 11,108,54 1  11,368,527  10,902,378


Noninterest income:
 Service charges                          831,068         784,299     762,002
 Net realized gains (losses) on sale  of
available-for-sale securities              58,095          33,218     (21,653)

 Other                                    613,393         292,161     252,930

        Total other income              1,502,556       1,109,678     993,279

Noninterest expenses:
 Salaries and employee benefits         4,499,521       4,400,690   3,806,366
 Occupancy                              1,306,538       1,092,288   1,058,539
 Other                                  2,240,966       2,067,879   2,086,289

        Total other expenses            8,047,025       7,560,857   6,951,194

Income before income taxes              4,564,072       4,917,348   4,944,463
Income taxes                            1,152,696       1,383,784   1,496,384

        Net Income                    $ 3,411,376       3,533,564   3,448,079


Net Income per Common Share                 $2.56           $2.61       $2.52

                            See Notes to Consolidated Financial Statements.

                                                       Bath National Corporation

                                 Consolidated Statements of Stockholders' Equity

                                    Years Ended December 31, 1998, 1997 and 1996


                           [---------
                            - COMMON
                           STOCK ----
                             ------]
                                                                    Accumulate
                                                                        d                 Total
                            Number of           AdditionalUndivided   Other    Treasury Stockholde
                             Shares     Amount   Paid in   Profits  Comprehens  Stock   rs' Equity
                                                 Capital            ive Income
Balance, January 1, 1996    683,117  $3,415,585 $4,923,490$19,966,387 $248,300            $28,553,762
2-for-1 stock split         683,117   3,415,585 (3,415,585)     -          -          -        -

fractional shares repurc.      (433)     (2,165)   (13,227)     -          -          -       (15,392)
Comprehensive income                                                                        ,
 Net income                    -          -          -      3,448,079      -          -     3,448,079

 Other comprehensive
income:
   Net change in
unrealized gains (losses)
on securities available
for-sale net of taxes
     of $181,310              -           -         -          -      (211,393)       -      (211,393)
   Less: reclass. adjust.     -           -         -          -        21,653     -           21,653


     Total other
comprehensive income                                                                         (189,740)

         Total
comprehensive income                                                                        3,258,339

Cash dividends declared
($1.05 per common share)    -          -          -      (1,434,116)      -        -       (1,434,116)


Balance, December 31, 1996  1,365,801  6,829,005  1,494,678 21,980,350 58,560      -       30,362,593

Purchase of treasury stock
(19,203 shares)             -          -          -           -          -     (739,316)     (739,316)
Comprehensive income
 Net income                 -          -          -          3,533,564   -          -    .    3,533,564
Other comprehensive
income:
   Net change in
unrealized gains (losses)
on
     securities available-
for-sale net of taxes
     of $437,286           -           -          -          -        711,560      -          711,560
   Less: reclassification
adjustment                 -           -          -          -        (33,218)     -          (33,218)

     Total other
comprehensive income                                                                           678,342

         Total
comprehensive income                                                                         4,211,906

Cash dividends declared
($2.00 per common share)  -           -          -    (2,697,779)         -        -        (2,697,779)


Balance, December 31, 1997 1,365,801  6,829,005  1,494,678 22,816,135 736,902 (739,316)  31,137,404

Purchase of treasury stock
(18,750 shares)             -          -          -           -          -    (751,743)    (751,743)
Comprehensive income
 Net income                 -          -          -         3,411,376    -         -      3,411,376
 Other comprehensive
income:
   Net change in
unrealized gains (losses)
on
     securities available-
for-sale net of taxes
     of $76,205             -          -           -          -          172,403    -        172,403
   Less: reclass. adjust.   -          -           -          -          (58,095)   -        (58,095)


     Total other
comprehensive income                                                                           114,308

         Total
comprehensive income                                                                         3,525,684

Cash dividends declared
($2.55 per common share)   -           -          -     (3,388,352)          -       -      (3,388,352)


Balance, December 31, 1998  1,365,801 6,829,005  1,494,678  22,839,159  851,210  (1,491,059)30,522,993





            See Notes to Consolidated Financial Statements.

                                                  Bath National Corporation

                                      Consolidated Statements of Cash Flows
                               Years Ended December 31, 1998, 1997 and 1996

                                            1998        1997        1996
Cash Flows From Operating Activities
Net income                              3,411,376   3,533,564    3,448,079
Adjustments to reconcile net income to
net cash provided by
 operating activities:
   Depreciation and amortization          520,691     437,578      409,581
   Provision for loan losses              333,689     295,468      268,793
   Deferred taxes                         -           (50,538)     17,472
   Loan origination costs deferred       (189,348)   (69,465)     (72,635)
   Bond premium amortized and discount    160,355     140,080      175,703
accreted
   Losses (gains) on sale of              (58,095)    (33,218)      21,653
investments
   Loss on disposed assets                 11,629        -            -
   Changes in:
     Interest receivable                  (41,830)     78,964     (613,958)
     Other assets                       (1,538,450     19,050     (459,293)

     Other liabilities                    (253,161)   408,984      232,718

        Net cash provided by operating
activities                                2,356,856   4,760,467    3,428,113

Cash Flows From Investing Activities
 Proceeds from sales and maturities of
available-for-sale securities             16,562,804  9,949,448    13,926,729
 Purchases of held-to-maturity
securities                                    -          -        (20,000,000)

 Purchases of available-for-sale
securities                               (12,242,757)(7,911,437)  (20,424,362)

 Federal funds purchased/sold              2,150,000 (4,225,000)    1,675,000

 Net decrease in interest bearing
deposits in other banks                    1,081,452  1,478,712       578,797
 Increase in loans, net                  (23,252,914)(6,794,600)   (8,283,737)

 Capital expenditures                       (374,743)  (976,873)     (329,947)
 Proceeds from sales of equipment             30,428      -            -

        Net cash used in investing
activities                               (16,045,730)(8,479,750)   (32,857,520)


Cash Flows From Financing Activities
 Proceeds from Federal Home Loan Bank
borrowings                                 5,000,000     -              -
 Repayments of Federal Home Loan Bank
borrowings                                     -     (2,000,000)  (1,000,000)
 Net increase in securities sold under
repurchase agreements                     4,249,796   1,912,040    20,858,081
 Purchase of treasury stock                (751,743)   (739,316)       -
 Increase in deposits                    12,563,021   3,568,593    10,711,651
 Dividends paid                          (2,816,556) (1,427,667)   (1,499,743)


        Net cash provided by financing
activities                               18,244,518   1,313,650    29,069,989

Net increase (decrease) in cash and due
from banks                                4,555,644  (2,405,633)     (359,418)
Cash and due from banks:
 Beginning of year                        7,453,597   9,859,230    10,218,648


 End of Year                            $12,009,241 $   7,453,59 $   9,859,23


Supplemental Disclosures of Cash Flow
Information

 Interest paid                            9,206,412   9,023,686    7,415,700

 Income taxes paid                          902,984   1,531,283    1,698,800

 Dividends payable (included in other
liabilities)                              2,456,519   1,884,723      614,611

                            See Notes to Consolidated Financial Statements.

Note 1. Summary of Significant Accounting Policies

      General

        Bath National Corporation (the "Company"), a bank holding company, its wholly owned subsidiary, Bath National Bank (the "Bank"), a federal-chartered financial institution, and BNC Financial Services, a wholly owned subsidiary providing securities and insurance products and services, are incorporated under the laws of New York State. The accounting and financial reporting policies of the entities are in accordance with generally accepted accounting principles and general practices within the industry.

      Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

      Securities

        The Bank has investments in debt and other securities. Debt securities consist primarily of obligations of the
        U.S. government, its agencies and corporations, and state and municipal governments. Management determines the appropriate classification of securities at the time of purchase.

        Trading

          Trading account assets are held for resale in anticipation of short-term market movements. Trading account assets, consisting of debt and money market instruments, are stated at fair value. Gains and losses, both realized and unrealized, are included in other income. The Bank did not hold any trading account assets at December 31, 1998 and 1997.

        Held-to-Maturity

          Securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are
          recognized    in   interest   income   over   the    period    to
          maturity.

        Available-for-Sale

          Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading or as held-to-maturity securities.

          Unrealized   gains  and  losses,  net  of  tax,   on   available-
          for-sale      securities     are      reported      in      other
          comprehensive income.

        Available-for-Sale, Continued

          Gains    and   losses   on   the   sale   of   available-for-sale
          securities     are     determined     using     the      specific
          identification method.

          Premiums    and    discounts   are   recognized    in    interest
          income over the period to maturity.

      Loans and Allowance for Loan Losses

        Loans are stated at the amount of unpaid principal, adjusted for net deferred loan origination costs, unearned fees and discounts, and an allowance for loan losses. Certain direct loan origination costs are deferred and recognized as an adjustment to interest
        income   over  the  estimated  life  of  the  loans.  Interest   on
        loans is recognized over the term of the loan and is calculated using the simple interest method on principal amounts outstanding.

        The   allowance  for  loan  losses  is  maintained   at   a   level
        which, in management's judgment, is adequate to absorb potential losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense
        and   reduced   by   charge-offs,  net   of   recoveries.   Changes
        in   the   allowance  relating  to  impaired  loans   are   charged
        or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowances based on their judgments of information available to them at the time of their examination.

        Accounting for loan impairments is governed by Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114) and SFAS 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure," which amended SFAS 114. These Statements prescribe recognition criteria for loan impairment, generally related to commercial type loans, and measurement methods for certain impaired loans and all loans whose terms are modified in troubled debt restructurings subsequent to the adoption of these statements. A loan is considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement.

        As a matter of policy, the Bank generally places impaired loans on nonaccrual status and recognizes interest income on such loans only on a cash basis upon receipt of interest payments from the borrower. Accrual of interest is discontinued on a loan when management believes, after considering economics, business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful, or after three months of nonpayment, whichever is earlier. Uncollectible interest previously accrued is charged off. Income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

      Premises and Equipment, Net

        Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives using straight line and accelerated methods.

      Other Real Estate Owned

        Real   estate   properties  acquired  through,  or  in   lieu   of,
        loan    foreclosure   are   to   be   sold   and   are    initially
        recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and
        the   real   estate   is   carried  at  the   lower   of   carrying
        amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowances are included in noninterest expense.

        Real    estate   properties   formally   acquired   in   settlement
        of loans were not material in 1998 and 1997.

      Income Taxes

        Income   taxes   are   provided  for  the  tax   effects   of   the
        transactions reported in the financial statements and consist of taxes currently due and deferred taxes, which relate primarily to differences between the basis of available-for-sale securities; allowance for loan losses; accumulated depreciation; and employee benefits for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or
        liabilities   are   expected  to  be  realized   or   settled.   As
        changes   in   tax  laws  or  rates  are  enacted,   deferred   tax
        assets and liabilities are adjusted through the provision for income taxes.

      Employee Benefit Plans

        Retirement Benefits: The Bank has a defined contribution pension plan and a profit sharing plan, with a salary deferral feature, for those employees who meet the eligibility requirements set forth in the plans. Contributions to the defined contribution plan are based on a formula while contributions to the profit
        sharing   plan   are   at   the  discretion   of   the   board   of
        directors.

        Postretirement Benefits: The Bank provides certain health care benefits for all retired employees that meet certain eligibility requirements. The Bank's share of the estimated costs that will be paid after retirement is generally being accrued by charges to expense over the employees' active service periods to the dates they are fully eligible for benefits, except that the Bank's unfunded cost that existed prior to the adoption of the
        plan    is   being   accrued   primarily   in   a   straight   line
        manner.

      Stock Split and Net Income Per Common Share

        On March 21, 1996, the Board of Directors approved a two-for-one common stock split, distributable on April 24, 1996 to stockholders of record at the close of business on that date. All per share amounts and numbers of shares in the consolidated financial statements have been restated to reflect this split. In addition, an amount equal to the $5 par value of the split shares has
        been    transferred   from   additional   paid   in   capital    to
        common stock.

        Net income per common share is computed on the weighted average number of shares outstanding during each year. The weighted average number of shares outstanding were 1,331,567, 1,354,869 and 1,365,832 in 1998, 1997 and
        1996, respectively.

      Use of Estimates

        The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions
        that    affect    the    reported    amounts    of    assets    and
        liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Reclassifications

        Certain   items   have   been  reclassified   in   the   1997   and
        1996    financial   statements   to   conform   with    the    1998
        presentation.


Note 2. Cash and Due From Banks

      The   Bank   is   required   to  maintain   reserve   cash   balances
      with the Federal Reserve Bank. The total of those reserve cash balances was approximately $5,645,000 and $2,938,000 at December 31, 1998 and 1997, respectively.

Note 3. Securities

      The   amortized   cost   and   fair  values   of   available-for-sale
      securities   as   of   December   31,   1998   are   summarized    as
      follows:


                                       [-----Gross Unrealized -----]
                          Amortized
                             Cost     Gains     Losses    Fair
                                                          Value

      U.S. Government and
      agency
        securities        9,587,648     63,977     30,938     9,620,687
      State and municipal
      securities         37,295,393  1,470,182      3,917    38,761,658
      Mortgage-backed and
      related
        securities       15,957,808     45,417    152,329    15,850,896
      Other                 545,184     22,829      2,134       565,879


                        $63,386,033 $1,602,405   $189,318   $64,799,120

      The amortized cost and fair value of available-for-sale securities as of December 31, 1998 by contractual maturity are shown below. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.


                                    Amortized          Fair
                                      Cost            Value

      Due in one year or less       $ 6,224,171   $     6,260,246
      Due after one year
      through five years             25,337,213        25,971,923
      Due after five years
      through ten years              17,182,269        17,930,619
      Due after ten years            14,642,380        14,636,332

                                     $63,386,033      $64,799,120

      The amortized cost and fair values of held-to-maturity securities as of December 31, 1998 are summarized as follows:


                                       [-----Gross Unrealized -----]
                          Amortized
                             Cost     Gains     Losses    Fair
                                                          Value

      U.S. Government and
      agency
        securities        $20,000,000  $268,750   -     $20,268,750

      The amortized cost and fair value of securities being held-
      to-maturity   as  of  December  31,  1998  by   contractual
      maturity are shown below.


                                    Amortized          Fair
                                      Cost            Value

      Due in one year or less      $20,000,000     $20,268,750

      The amortized cost and fair values of available-for-sale securities as of December 31, 1997 are summarized as follows:


                                       [-----Gross Unrealized -----]
                          Amortized
                             Cost     Gains     Losses    Fair
                                                          Value

      U.S. Government and
      agency
        securities        $11,327,853    66,558     80,270     $11,314,141
      State and municipal
      securities          36,036,771  1,115,839      1,290      37,151,320
      Mortgage-backed and
      related
        securities        19,059,605    139,891    123,490      19,076,006
      Other                1,384,109    105,338       -          1,489,447


                         $67,808,338 $1,427,626   $205,050     $69,030,914

      The amortized cost and fair values of held-to-maturity securities as of December 31, 1997 are summarized as follows:


                                       [-----Gross Unrealized -----]
                          Amortized
                             Cost     Gains     Losses    Fair
                                                          Value

      U.S. Government and
      agency
        securities        $20,000,000  $539,200   -       $20,539,200

      Proceeds from sales and calls of securities during 1998, 1997 and 1996, which were principally attributable to those available-for-sale, were $8,557,804, $5,599,231 and $6,867,918, respectively, with gross gains of $92,692, $58,983 and $23,080 and gross losses of $34,597, $25,765 and $44,733 realized on those sales.

      Securities  with  a  carrying  value  of  $71,743,226   and
      $68,621,401   and   market  values   of   $72,772,816   and
      $69,556,886 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

Note 4. Loans, Net

      The components of loans at December 31, 1998 and 1997 were as follows:


                                        1998           1997

      Commercial                 91,073,309       71,582,995
      Installment                18,872,768       19,002,523
      Real estate mortgage       42,872,595       41,788,215
      Home equity loans          23,351,490       21,697,621
      Student                     8,938,556        7,932,328
      Credit card loans           1,700,208        1,886,019
      Net deferred loan
      origination costs and
         unearned discounts         958,872          769,524


                                 187,767,798      164,659,225
      Less allowance for loan
      losses                       1,650,000        1,650,000

      Loans, net                $186,117,798     $163,009,225

      Real estate mortgage and home equity loans consist of:


      Mortgages with fixed rates $23,685,162
      Mortgages with variable
      rates                       19,187,433
      Home equity loans with
      fixed rates                 18,873,518
      Home equity loans with
      variable rates               4,477,972

        Total real estate loans  $66,224,085

      Changes in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996 were as follows:


                                    1998       1997       1996

      Balance, beginning of
      year                       $1,650,000  $1,650,000  $1,650,000
      Provision for loan losses     333,689     295,469     268,793
      Recoveries credited to
      the allowance                  69,167      86,306      80,752
      Losses charged to the
      allowance                    (402,856)   (381,775)   (349,545)

      Balance, end of year       $1,650,000  $1,650,000  $1,650,000

      The Bank has, and may be expected to have in the future, banking transactions with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The aggregate amount of loans to related parties was $550,000 and $675,000 at December 31, 1998 and 1997, respectively.

      The activity with respect to loans to related parties for the year ended December 31, 1998 follows:


      Aggregate amount beginning of period             $675,000
      New loans                                         135,000
      Repayments                                       (260,000)

      Aggregate amount end of period                   $550,000


Note 5. Premises and Equipment

      At December 31, 1998 and 1997, premises and equipment consist of:


                                        1998           1997

      Land                                502,389         502,389
      Buildings and improvements        6,229,904       6,161,265
      Furniture                         3,545,907       3,315,991
        Total                          10,278,200       9,979,645
      Less accumulated
      depreciation                      4,816,122       4,353,742


      Premises and equipment, net
                                     $  5,462,078     $5,625,903

      Depreciation  expense was $496,511, $411,672  and  $379,401 for the years ended December 31, 1998, 1997 and 1996, respectively.


Note 6. Deposits

      A summary of deposit accounts at December 31, by maturity, is as follows:


                                        1998           1997

      No contractual maturity   $125,599,569    $116,625,042
      Maturity within one year    81,109,227      80,899,368
      Maturity after one year
      through five years          17,895,788      14,517,153


                                $224,604,584    $212,041,563


Note 7. Securities Sold Under Agreements to Repurchase

      Substantially all securities sold under repurchase agreements were delivered to the broker-dealers who arranged the transactions. These broker-dealers may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Bank substantially identical securities at the maturities of the agreements. The agreements mature in less than one year.

      Information concerning securities sold under agreements to repurchase is summarized as follows:


                                        1998           1997

      Average balance during the
      year                        $24,577,300      $21,533,500

      Average interest rate             6.2%            6.2%
      during the year

      Maximum month-end balance
      during
        the year                  $28,887,900      $23,841,000

      Securities underlying the agreements at year-end:


      Carrying value             $32,539,000      $28,086,000

      Estimated fair value       $32,884,000      $28,136,500


Note 8. Borrowed Funds

      Borrowed  funds  represent advances from the  Federal  Home
      Loan  Bank.  There were no advances at December  31,  1997.
      Advances at December 31, 1998 are summarized as follows:


              1998

            Advance             Interest            Maturity
             Amount               Rate                Date

          $5,000,000                6.08%           June 2008


Note 9. Income Taxes

      A summary of the components of income taxes is as follows:


                              [----------Years Ended December 31, -------]

                                  1998        1997       1996

      Current Tax
        Federal             $828,322      $1,091,641   $1,099,494
        State                324,374         342,681      379,418

          Total current tax
      expense              1,152,696       1,434,322    1,478,912
      Deferred tax
        Federal and State          -         (50,538)      17,472

          Total provision
      for income
            taxes         $1,152,696      $1,383,784   $1,496,384

      A reconciliation of the expected income tax expense, computed at the federal statutory rate of 34%, to the income tax expense included in the consolidated statements of income is as follows:


                              [----------Years Ended December 31, -------]

                                  1998        1997       1996

      Statutory provision  $1,551,784   $1,671,898   $1,681,117
      Tax exempt interest    (672,113)    (608,027)    (508,980)
      State income tax, net
      of federal
        benefit               225,967      226,169      250,416
      Non deductible
      interest                 90,004       80,956       57,800
      Other                   (42,946)      12,788       16,031


          Total            $1,152,696   $1,383,784   $1,496,384

      Net   deferred   tax  liabilities  (classified   as   other
      liabilities) consist of the following at December 31,  1998 and 1997:


                                           1998         1997

      Deferred tax assets:
        Provision for loan losses       $502,464      $502,464
        Employee benefits                361,500       322,724

                                         863,964       825,188
        Less valuation allowance            -              -

                                         863,964       825,188

      Deferred tax liabilities:
        Depreciation                     486,295       467,495
        Deferred loan fees               383,549       307,810

                                         869,844       775,305

      Net deferred tax asset
     (liability)                         (5,880)       49,883

      This analysis does not include the recorded deferred tax liabilities of $565,235 and $489,030 related to the unrealized gains in the available-for-sale securities portfolio as of December 31, 1998 and 1997, respectively. These amounts are included in other liabilities and the changes in the deferred taxes related to the available-for-sale securities portfolio are reported in other comprehensive income in the statement of stockholders' equity.

Note 10.  Employee Benefit Plans and Postretirement Benefits

      Employee Benefit Plans:

        The Bank has a defined contribution pension plan for those employees who meet the eligibility requirements set forth in the plan. Substantially all of the Bank's full time employees are covered by the plan. Contributions to the plan are based on a percentage computation. The Bank's defined contribution pension plan expense was $265,600, $268,000 and $214,300 for
        1998, 1997 and 1996, respectively.

        The Bank also has a profit sharing plan, with a salary deferral feature, for those employees who meet the eligibility requirements set forth in the plan. Contributions to the plan are at the discretion of the Board of Directors. Substantially all of the Bank's full time employees are covered by the plan. The Bank's profit sharing plan expense was $177,300, $208,700 and $198,800 for 1998, 1997 and 1996, respectively.

        The Bank has severance compensation agreements with two of its officers which do not become effective unless there has been a change in control of the Bank as defined and the Bank terminates the officers' employment. Under those conditions the Bank will pay, as severance, a lump sum payment equal to three times the aggregate annual compensation paid to the executive officers during the calendar year immediately preceding the change in control.

      Postretirement Benefits:

        The Bank provides health and dental care benefits to retired employees who meet specified age and service requirements through a postretirement health and dental care plan in which both the Bank and retiree share the cost. The plan provides for substantially the same medical insurance coverage as for active employees until their death and is integrated with Medicare for those retirees aged 65 or older.

        A summary of the plan's funded status is as follows:


                                              1998       1997

        Change in benefit obligation
              Benefit obligation at
        beginning of year                  924,328     874,469
              Service cost                  37,489      26,798
              Interest cost                 83,253      68,154
              Plan participants'
        contributions                       13,70        9,402
              Actuarial loss               399,387         -

              Benefits paid                (79,405)    (54,495)
                Benefit obligation at end
        of year                          1,378,752     924,328

        Change in plan assets
              Fair value of plan assets
        at beginning of year                    -            -

        Actual return on plan
        assets                                  -            -
              Employer contribution         65,705      45,093
              Plan participants'
        contributions                       13,700       9,402
              Benefits paid                (79,405)    (54,495)
                Fair value of plan assets
        at end of year                          -            -

        Funded status                   (1,378,752)   (924,328)
        Unrecognized transition
        obligation                         371,211     397,725
        Unrecognized net actuarial loss    511,957     125,437

        Accrued benefit cost (classified
        as other liabilities)             (495,584)   (401,166)

Note 10.   Employee  Benefit  Plans and Postretirement  Benefits,
      Continued

      Postretirement Benefits, Continued:


                                               1998       1997

        Weighted-average assumptions as of
        December 31

              Discount rate                    6.75%     8.00%

              Expected return on plan
         assets                                 n/a       n/a

              Rate of compensation
        increase                                n/a       n/a

          For measurement purposes, a 7.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 4.5 percent for 2004 and remain at that level thereafter. The dental trend rate assumed was 3 percent.


                                        1998     1997     1996

        Components of net periodic
        benefit cost
              Service cost          37,489     26,798    26,690
              Interest cost         83,253     68,154    70,005
              Amortization of
        transition obligation       26,514     26,514    26,514
              Amortization of net
        loss                        12,867      2,714     8,078

                Net periodic benefit
        cost                      $160,123   $124,180  $131,287

        Assumed health and dental care cost trend rates have a significant effect on the amounts reported for the plan. A one-percentage-point change in assumed health and dental care cost trend rates would have the following effects at December 31, 1998:


                                       1-Percentage-1-Percentage-
                                           Point        Point
                                         Increase     Decrease

        Effect on total service and
        interest cost
              components               16,978        (13,958)

        Effect on postretirement
        benefit obligation            121,915       (102,342)


Note 11.  Regulatory Matters

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum regulatory capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1998, the most recent notification from the Office of Controller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

      The Bank's actual and required capital amounts and ratios are as follows (dollars in thousands):


                                For Capital
                                   Adequacy    To Be Well
                        Actual   Purposes:    Capitalized:
                        Amount  Ratio Amount  Ratio Amount Ratio

      As of December
      31, 1998
      Total Risk- Based
      Capital
        (to Risk-
      Weighted Assets)  $31,053  18.1%   $13,734  >=8.0%   $17,167  >=10.0%

      Tier I Capital
        (to Risk-
      Weighted Assets)   29,403  17.1%     6,867  >=4.0%    10,300  >=6.0%
      Tier I Capital
        (to Adjusted
      Total Assets)      29,403  10.3%    11,374  >=4.0%    14,217  >=5.0%

      As of December
      31, 1997
      Total Risk-Based
      Capital
        (to Risk-
      Weighted Assets)  31,757  21.3%    11,923  >=8.0%    14,904  >=10.0%
      Tier I Capital
        (to Risk-
      Weighted Assets)  30,107  20.2%     5,962  >=4.0%     8,943  >=6.0%
      Tier I Capital
        (to Adjusted
      Total Assets)     30,107  11.1%    10,832  >=4.0%    13,540  >=5.0%


      The Bank is restricted as to the amount of dividends which can be paid. Dividends declared by national banks that exceed net income (as defined) for the current year plus retained net income for the preceding two years must be approved by the Comptroller of the Currency. Under the formula, dividends of approximately $2,800,000 may be paid without prior regulatory approval. Regardless of formal regulatory restrictions, the Bank may not pay dividends that would result in capital levels being reduced below the minimum requirements shown above.

Note 12.  Commitments and Contingencies

      Financial instruments with off balance sheet risk:

        The Bank is party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statements of financial condition.

        The Bank's exposure to credit loss in the event of non performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on balance sheet instruments. A summary of the Bank's commitments at December 31, 1998 is as follows (dollars in thousands):


        Revolving open-end lines secured by 1-4
        family residential
          properties                                    $  3,807

        Credit card lines                                  5,277

        Commercial real estate, construction and
        land development                                   3,432

        Commercial and similar letters of credit,
        net                                                  363

        Other unused commitments                          20,418

                                                         $33,297

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, equipment and income producing commercial properties.

        Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances where the Bank deems necessary.

      Concentrations of credit risk:

        The Company and the Bank are located in the Southern Tier of the Finger Lakes region of New York State. The Bank grants commercial, consumer and residential loans primarily to customers in Allegheny, Livingston, Ontario, Schuyler, Steuben and Yates counties. The Bank's loan portfolio consists primarily of commercial, installment and real estate secured loans. A substantial portion of its debtors' ability to honor their contracts is dependent upon the economic conditions of the region.

        All of the Bank's loans, commitments to extend credit and letters of credit have been granted to customers in the Bank's market area. Investments in securities issued by state and political subdivisions also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

      Line of credit:

        The  Bank has credit available from the Federal Home Loan
        Bank and Manufacturers and Traders Bank in the amount  of
        $12,812,000   and   $4,000,000,  respectively,   at   the
        overnight federal funds rate.


Note 13.  Disclosures About Fair Value of Financial Instruments

      The fair values shown below (in thousands) represent management's estimates of values at which the various types of the Bank's financial instruments could be exchanged in transactions between willing, unrelated parties. They do not necessarily represent amounts that would be received or paid in actual trades of specific financial instruments.


                              ...1998...         ...1997...
                              Carrying   Fair   Carrying   Fair
                               Amount    Value   Amount   Value

      Financial assets:
        Cash and short term
      investments             12,406    12,406    8,931     8,931
        Securities            84,799    85,068   89,031    89,570

        Loans, net           186,118   188,401  163,009   170,048



                            $283,323  $285,875 $260,971  $268,549

      Financial liabilities:
        Deposits              224,605 $225,007 $212,042   $212,171

        Federal funds
      purchased               2,150     2,150     -            -
        Securities sold under
      agreements to
          repurchase         28,091    28,091   23,841     23,841
        Borrowed funds        5,000     5,000      -         -



                           $259,846  $260,248  $235,883  $236,012

      Unrecognized financial
      instruments
        Commitments to extend
      credit               $ 33,297    33,297    24,225    24,225

Note  13.  Disclosures About Fair Value of Financial Instruments,
Continued

      The specific estimation methods and assumptions used can have a substantial impact on the resulting fair values of financial instruments. Following is a brief summary of the significant methods and assumptions used in the above table:

      Cash and short term investments:

        For those short term instruments, the carrying amount is a reasonable estimate of fair value.

      Securities:

        For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

      Loans, net:

        For certain homogeneous categories of loans, such as residential mortgages, credit card receivables, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

      Deposits:

        The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

      Securities   sold  under  agreements  to   repurchase   and
      borrowed funds:

        The carrying amounts of securities sold under agreements to repurchase and borrowed funds approximate their fair values.

      Commitments  to  extend  credit  and  standby  letters   of
      credit:

        The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the
        agreements  and  the  present  creditworthiness  of   the
        counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

Note 14.  Parent Company Only Financial Information

      Parent company (Bath National Corporation) only condensed financial information is as follows:

      Condensed Statements of Financial Condition
      December 31, 1998 and 1997


                                              1998       1997

      Assets

      Cash                                    2,144       1,297

      Dividend receivable                 2,460,000   1,886,000

      Investment in subsidiaries         30,545,229  31,163,993

            Total assets                $33,007,373 $33,051,290


      Liabilities and Stockholders'
      Equity

      Liabilities

        Dividend payable                 2,456,519   1,884,723

        Other liabilities                   27,861      29,163


                                         2,484,380   1,913,886

      Stockholders' Equity

        Common stock                     6,829,005   6,829,005

        Additional paid in capital       1,494,678   1,494,678

        Undivided profits               22,839,159  22,816,135

        Accumulated other comprehensive
      income                               851,210     736,902

        Treasury stock                  (1,491,059)   (739,316)



                                        30,522,993  31,137,404

            Total liabilities and
      stockholders' equity             $33,007,373 $33,051,290



      Condensed Statements of Operations
      Years Ended December 31, 1998, 1997 and 1996


                                   1998       1997       1996

      Revenue                    $    -  $     -    $      -

      Expenses

              Other operating
             expenses                1,295       2,165       1,835

      Loss before equity in
      earnings of
              subsidiaries          (1,295)     (2,165)     (1,835)

      Equity in earnings of
      subsidiaries               3,412,671   3,535,729   3,449,914

      Net income                $3,411,376  $3,533,564  $3,448,079

      Condensed Statements of Cash Flows
      Years Ended December 31, 1998, 1997 and 1996


                                       1998     1997      1996

      Cash Flows from Operating
      Activities

            Net income            $3,411,376  $3,533,564  $3,448,079


            Adjustments to
      reconcile net income to net
              cash used in
      operating activities:

                Net earnings of
      subsidiaries               (3,412,671) (3,535,729)  (3,449,914)


                Change in other
      liabilities                   (1,302)   (2,788)   (1,392)

                  Net cash used in
      operating activities          (2,597)   (4,953)   (3,227)

      Cash Flows from Investing
      Activities

         Cash dividend received  3,571,743 2,170,313 1,505,608

      Cash Flows from Financing
      Activities

            Payments for purchase
      of treasury stock         (751,743 ) (739,316)     -

        Cash dividends paid    (2,816,556) (1,427,667) (1,499,743)


            Net cash used in
      financing activities     (3,568,299) (2,166,983) (1,499,743)


      Net increase (decrease) in
      cash                           847       (1,623)      2,638

      Cash, January 1              1,297        2,920         282

      Cash, December 31            2,144        1,297       2,920