Form 10-K, Exhibit 13
period 1999-12-31
BATH NATIONAL CORP
filed 2000-03-22
CIK 709335

BATH NATIONAL CORPORATION
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

December 31, 1999

Bath National Corporation and Subsidiaries

Contents




Independent Auditor's Report..................................1


Financial Statements

Consolidated statements of financial condition................2
Consolidated statements of income.............................3
Consolidated statements of stockholders' equity...............4
Consolidated statements of cash flows.........................5
Notes to consolidated financial statements.................6-23

Independent Auditor's Report


To the Board of Directors and Stockholders
Bath National Corporation

We have audited the accompanying consolidated statements of financial condition of Bath National Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bath National Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.









Albany, New York
February 19, 2000

Bath National Corporation

Consolidated Statements of Financial Condition
December 31, 1999 and 1998


                                                  1999          1998
Assets
Cash and due from banks                         $10,281,522   $12,009,241
Interest bearing deposits in other banks          5,099,048       396,377
Federal funds sold                                4,075,000             -
Securities                                       74,787,243    84,799,120
Loans, net                                      188,283,344   186,117,798
Premises and equipment, net                       5,006,069     5,462,078
Accrued interest receivable                       2,010,967     2,351,959
Other                                             5,752,002     4,340,714

                                               $295,295,195  $295,477,287

Liabilities and Stockholders' Equity
Liabilities
  Deposits:
   Demand                                       $33,968,948   $35,030,108
   Savings                                       41,923,246    43,039,599
   NOW accounts                                  36,712,143    36,145,813
   Money market accounts                         10,672,029    11,384,049
   Time deposits ($100,000 or more)              20,219,230    18,894,039
   Other time accounts                           75,576,595    80,110,976

                                                219,072,191   224,604,584

Federal funds purchased                                   -     2,150,000
Securities sold under agreements to repurchase   12,572,930    28,090,773
Borrowed funds                                   30,000,000     5,000,000
Accrued interest and other liabilities            4,502,979     5,108,937

                                                266,148,100   264,954,294

Commitments and Contingencies
Stockholders' Equity
  Preferred stock, $10 par value, 300,000 shares
   authorized; none issued                                -             -
  Common stock, $5 par value, 1,500,000 shares
   authorized, 1,365,801 issued                   6,829,005     6,829,005
Additional paid in capital                        1,494,678     1,494,678
Undivided profits                                23,080,497    22,839,159
Accumulated other comprehensive income (loss)      (766,026)      851,210
Treasury stock (37,953 shares in 1999 and 1998)  (1,491,059)   (1,491,059)

                                                 29,147,095    30,522,993

                                               $295,295,195  $295,477,287




See Notes to Consolidated Financial Statements.

Bath National Corporation

Consolidated Statements of Income
Years Ended December 31, 1999, 1998 and 1997

                                                  1999           1998            1997
Interest income:
  Loans                                        $ 16,440,122    $ 14,968,012   $ 14,518,778
  Securities
   Held-to-maturity
     U.S. Government and agency obligations         769,000       1,538,000      1,538,000
   Available-for-sale
     U.S. Government and agency obligations       1,845,795       1,754,087      2,355,672
     State and municipal obligations              1,971,868       1,876,492      1,784,057
Federal funds sold                                   85,348         346,195        156,219
Deposits in other banks                             173,173         126,658        195,583
       Total interest income                     21,285,306      20,609,444     20,548,309
Interest expense:
  Deposits                                        6,850,176       7,485,833      7,447,411
  Borrowings                                      2,013,011       1,681,381      1,436,903
       Total interest expense                     8,863,187       9,167,214      8,884,314
       Net interest income                       12,422,119      11,442,230     11,663,995
Provision for loan losses                           745,000         333,689        295,468
       Net interest income after provision for
        loan losses                              11,677,119      11,108,541     11,368,527
Noninterest income:
  Service charges                                   978,199         831,068        784,299
  Net realized gains on sale of available-for-sale
    securities                                            -          58,095         33,218
  Other                                             937,539         613,393        292,161
       Total other income                         1,915,738       1,502,556      1,109,678
Noninterest expenses:
  Salaries and employee benefits                  4,827,776       4,499,521      4,400,690
  Occupancy                                       1,448,131       1,306,538      1,092,288
  Other                                           2,197,452       2,240,966      2,067,879
       Total other expenses                       8,473,359       8,047,025      7,560,857
Income before income taxes                        5,119,498       4,564,072      4,917,348
Income taxes                                      1,426,412       1,152,696      1,383,784
       Net Income                                $3,693,086      $3,411,376     $3,533,564

Net Income per Common Share                           $2.78           $2.56          $2.61


See Notes to Consolidated Financial Statements.

Bath National Corporation

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 1999, 1998 and 1997
                                             Number of              Add. 	  Undivided  Compre.  Trea.   Total
                                                Shares    Amount    Pd.     Profits     Income  Stock  Stock-
                                                                    capt.                              holder's
Balance, December 31, 1996                   1,365,801  6,829,005 1,494,678  21,980,350 58,560    -    $ 30,362,593
Purchase of treas. stock (19,203 shares)                       -             -               - (739,316)   (739,316)
Comprehensive income
  Net income                                                     -            3,533,564                   3,533,564
  Other comprehensive income:
    Net change in unreal. gains (losses) on securities
      available-for-sale, net of taxes of $437,286               -             -        711,560             711,560
    Less: reclassification adjustment                            -             -        (33,218)            (33,218)
      Total other comprehensive income                                                                      678,342
        Total comprehensive income                                                                        4,211,906
Cash dividends declared ($2.00 per common share)                 -            (2,697,779)                (2,697,779)
Balance, December 31, 1997                   1,365,801  6,829,005 1,494,678   22,816,135 736,902(739,316)31,137,404
Purchase of treasury stock (18,750 shares)                       -             -               -(751,743)  (751,743)
Comprehensive income
  Net income                                                     -             3,411,376                - 3,411,376
  Other comprehensive income:
    Net change in unrealized gains (losses) on securities
      available-for-sale, net of taxes of $76,205                -             -          172,403              172,403
    Less: reclassification adjustment                            -             -          (58,095)             (58,095)
      Total other comprehensive income                                                                         114,308
        Total comprehensive income                                                                           3,525,684
Cash dividends declared ($2.55 per common share)                 -            (3,388,352)                   (3,388,352)
Balance, December 31, 1998                   1,365,801  6,829,005 1,494,678   22,839,159  851,210(1,491,059)30,522,993
Comprehensive income
  Net income                                                     -             3,693,086                -    3,693,086
  Other comprehensive income:
    Net change in unrealized gains (losses) on securities
      available-for-sale, net of taxes of $1,078,158             -             -        (1,617,236)         (1,617,236)
    Less: reclassification adjustment
      Total other comprehensive income (loss)                                                               (1,617,236)
        Total comprehensive income                                                                           2,075,850
Cash dividends declared ($2.60 per common share)                 -            (3,451,748)               -   (3,451,748)
Balance, December 31, 1999                    1,365,801 6,829,005 1,494,678   23,080,497  (766,026)(1,491,059)29,147,095


	See Notes to Consolidated Financial Statements.

Bath National Corporation

Consolidated Statements of Cash Flows
Years Ended December 31, 1999, 1998 and 1997

                                                                           1999            1998            1997
Cash Flows From Operating Activities
Net income                                                               $ 3,693,086     $ 3,411,376     $ 3,533,564
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Depreciation and amortization                                            563,612         520,691         437,578
    Provision for loan losses                                                745,000         333,689         295,468
    Deferred taxes                                                                 -               -         (50,538)
    Loan origination costs deferred                                           22,946        (189,348)        (69,465)
    Bond premium amortized and discount accreted                             138,274         160,355         140,080
    Gain on sale of investments                                                    -         (58,095)        (33,218)
    Loss (gain) on disposed assets                                           (10,000)         11,629               -
    Changes in:
      Interest receivable                                                    340,992         (41,830)         78,964
      Other assets                                                           (76,962)          6,550          19,050
      Other liabilities                                                      109,196        (253,161)        408,984
          Net cash provided by operating activities                        5,526,144       3,901,856       4,760,467
Cash Flows From Investing Activities
  Proceeds from sales and maturities of available-for-sale securities      7,991,863      16,562,804       9,949,448
  Proceeds from maturities of hold to maturities                          20,000,000               -               -
  Purchases of available-for-sale securities                             (20,813,654)    (12,242,757)     (7,911,437)
  Federal funds purchased/sold                                            (6,225,000)      2,150,000      (4,225,000)
  Net (increase) decrease in interest bearing deposits in other banks     (4,702,671)      1,081,452       1,478,712
  Proceeds from sales of loans                                             7,998,376               -               -
  Net increase in loans                                                  (10,931,868)    (23,252,914)     (6,794,600)
  Capital expenditures                                                       (83,423)       (374,743)       (976,873)
  Proceeds from sale of equipment                                             10,000          30,428               -
  Other                                                                     (795,700)     (1,545,000)              -
          Net cash used in investing activities                           (7,552,077)    (17,590,730)     (8,479,750)
Cash Flows From Financing Activities
  Proceeds from Federal Home Loan Bank borrowings                         25,000,000       5,000,000               -
  Repayments of Federal Home Loan Bank borrowings                                  -               -      (2,000,000)
  Net increase (decrease) in securities sold under repurchase
    agreements                                                           (15,517,843)      4,249,796       1,912,040
  Purchase of treasury stock                                                       -        (751,743)       (739,316)
  Net increase (decrease) in deposits                                     (5,532,393)     12,563,021       3,568,593
  Dividends paid                                                          (3,651,550)     (2,816,556)     (1,427,667)
          Net cash provided by financing activities                          298,214      18,244,518       1,313,650
Net increase (decrease) in cash and due from banks                        (1,727,719)      4,555,644      (2,405,633)
Cash and due from banks:
  Beginning of year                                                       12,009,241       7,453,597       9,859,230
  End of year                                                           $ 10,281,522    $ 12,009,241     $ 7,453,597

Supplemental Disclosures of Cash Flow Information
  Interest paid                                                         $  9,016,132    $  9,206,412     $ 9,023,686

  Income taxes paid                                                     $  1,488,455    $    902,984     $ 1,531,283

  Dividends payable (included in other liabilities)                     $  2,256,717    $  2,456,519     $ 1,884,723




See Notes to Consolidated Financial Statements.
<PAAGE>
Note 1.	Summary of Significant Accounting Policies

General

Bath National Corporation (the "Company"), a bank holding company, its wholly owned subsidiary, Bath National Bank (the ?Bank?), a federal-chartered financial institution, and BNC Financial Services, a wholly owned subsidiary providing securities and insurance products and services, are incorporated under the laws of New York State. The accounting and financial reporting policies of the entities are in accordance with generally accepted accounting principles and general practices within the industry.

In May 1999, the Bank formed a subsidiary corporation, Bath United Home,
Inc. (the "REIT"), which was organized to qualify as a real estate investment trust. The REIT became an active subsidiary of the Bank on October 1, 1999. The REIT was organized principally to hold certain qualifying loans. The Bank and the REIT are collectively referred to as the Bank.

Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Securities

The Bank has investments in debt and other securities. Debt securities consist primarily of obligations of the U.S. government, its agencies and corporations, and state and municipal governments. Management determines the appropriate classification of securities at the time of purchase.

Trading

Trading account assets are held for resale in anticipation of short-term market movements. Trading account assets, consisting of debt and money market instruments, are stated at fair value. Gains and losses, both realized and unrealized, are included in other income. The Bank did not hold any trading account assets at December 31, 1999 and 1998.

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

Unrealized gains and losses, net of tax, on available-for-sale securities are reported in other comprehensive income.

Note 1.	Summary of Significant Accounting Policies, Continued

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

Note 1.	Summary of Significant Accounting Policies, Continued

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

Real estate properties formally acquired in settlement of loans were not material in 1999 and 1998.

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

Note 1.	Summary of Significant Accounting Policies, Continued

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

Net Income Per Common Share

Net income per common share is computed on the weighted average number of shares outstanding during each year. The weighted average number of shares outstanding were 1,327,848, 1,331,567 and 1,354,869 in 1999, 1998 and 1997, respectively.

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

Reclassifications

Certain items have been reclassified in the 1998 and 1997 financial statements to conform with the 1999 presentation.


Note 2.	Cash and Due From Banks

The Bank is required to maintain reserve cash balances with the Federal Reserve Bank. The total of those reserve cash balances was approximately $2,627,000 and $5,645,000 at December 31, 1999 and 1998, respectively.

Note 3.	Securities

The amortized cost and fair values of available-for-sale securities as of December 31, 1999 are summarized as follows:

                                                  Gross Unrealized
                                Amortized
                                  Cost            Gains         Losses         Fair Value
U.S. Government and agency
  securities                   $  6,474,873    $     142     $   211,920     $   6,263,095
State and municipal securities   40,624,564      232,432         410,327        40,446,669
Mortgage-backed and related
  securities                     25,354,462       17,423         662,156        24,709,729
Other                             3,615,650        2,022         249,922         3,367,750
                               $ 76,069,549    $ 252,019     $ 1,534,325     $  74,787,243



The amortized cost and fair value of available-for-sale securities as of December 31, 1999 by contractual maturity are shown below. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

                                             Amortized           Fair
                                                Cost              Value
Due in one year or less                     $   5,154,611      $  5,148,906
Due after one year through five years           6,326,482         6,323,370
Due after five years through ten years         31,586,178        31,344,238
Due after ten years                            33,002,278        31,970,729

                                            $  76,069,549      $ 74,787,243



The Bank did not hold any held-to-maturity investments at December 31, 1999.

The amortized cost and fair values of available-for-sale securities as of December 31, 1998 are summarized as follows:

                                                  Gross Unrealized
                                         Amortized
                                           Cost           Gains         Losses         Fair Value
U.S. Government and agency
  securities                           $  9,587,648    $   63,977      $  30,938      $  9,620,687
State and municipal securities           37,295,393     1,470,182          3,917        38,761,658
Mortgage-backed and related
  securities                             15,957,808        45,417        152,329        15,850,896
Other                                       545,184        22,829          2,134           565,879
                                       $ 63,386,033    $ 1,602,405     $ 189,318      $ 64,799,120

Note 3.	Securities, Continued

The amortized cost and fair values of held-to-maturity securities as of December 31, 1998 are summarized as follows:

                                                        Gross Unrealized
                                   Amortized
                                     Cost               Gains             Losses            Fair Value
U.S. Government and agency
  securities                     $  20,000,000        $  268,750        $        -        $  20,268,750


Proceeds from sales and calls of securities during 1999, 1998 and 1997, which were principally attributable to those available-for-sale, were $3,000,000, $8,557,804 and $5,599,231, respectively. Gross gains of $92,692 and $58,983 and gross losses of $34,597 and $25,765 were realized on those sales and calls in 1998 and 1997, respectively. No gains or losses on sales and calls were realized in 1999.

Securities with a carrying value of $62,683,676 and $71,743,226 and market values of $61,678,747 and $72,772,816 at December 31, 1999 and 1998,
respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.


Note 4.	Loans, Net

The components of loans at December 31, 1999 and 1998 were as follows:

                                              1999	              	1998
Commercial                               $  100,237,822     $  91,073,309
Installment                                  19,819,990        18,872,768
Real estate mortgage                         34,775,892        42,872,595
Home equity loans                            22,615,053        23,351,490
Student                                      10,024,872         8,938,556
Credit card loans                             1,621,317         1,700,208
Net deferred loan origination costs and
  unearned discounts                            935,926           958,872
                                            190,030,872       187,767,798
Less allowance for loan losses                1,747,528         1,650,000
Loans, net                               $  188,283,344     $ 186,117,798



Real estate mortgage and home equity loans consist of:

Mortgages with fixed rates             $  23,050,963
Mortgages with variable rates             11,724,929
Home equity loans with fixed rates        18,372,044
Home equity loans with variable rates      4,243,009
Total real estate loans                $  57,390,945

Note 4.	Loans, Net, Continued

Changes in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                     1999               1998             1997
Balance, beginning of year      $  1,650,000       $  1,650,000     $  1,650,000
Provision for loan losses            745,000            333,689          295,469
Recoveries credited to the allowance  80,952             69,167           86,306
Losses charged to the allowance     (728,424)          (402,856)        (381,775)
"Balance, end of year           $  1,747,528       $  1,650,000     $  1,650,000


The Bank has, and may be expected to have in the future, banking transactions with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The aggregate amount of loans to related parties was $600,000 and $550,000 at December 31, 1999 and 1998,
respectively.


Note 5.	Premises and Equipment

At December 31, 1999 and 1998, premises and equipment consist of:

                                             1999                  1998
Land                                   $    502,389          $    502,389
Buildings and improvements                6,258,972             6,229,904
Furniture                                 3,600,262             3,545,907
  Total                                  10,361,623            10,278,200
Less accumulated depreciation             5,355,554             4,816,122
Premises and equipment, ne             $  5,006,069          $  5,462,078



Depreciation expense was $539,432, $496,511 and $411,672 for the years ended December 31, 1999, 1998 and 1997, respectively.


Note 6.	Deposits

A summary of deposit accounts at December 31, by maturity, is as follows:

                                                 1999                  1998
No contractual maturity                   $   123,277,971       $  125,599,569
Maturity within one year                       82,772,040           81,109,227
Maturity after one year through five years     12,996,635           17,895,788
Maturity over five years                           25,545                    -
                                          $   219,072,191       $  224,604,584

Note 7.	Securities Sold Under Agreements to Repurchase

Information concerning securities sold under agreements to repurchase is summarized as follows. The agreements mature in less than one year.

                                                  1999                1998
Average balance during the year                $ 20,084,000        $ 24,577,300
Average interest rate during the year                  6.6%                6.2%
Maximum month-end balance during
  the year                                     $ 28,205,400        $ 28,887,900



Carrying value                                 $ 17,001,000        $ 32,539,000
Estimated fair value                           $ 16,507,000        $ 32,884,000

Securities underlying the agreements at year-end:

Carrying value                                 $ 17,001,000        $ 32,539,000
Estimated fair value                           $ 16,507,000        $ 32,884,000

In 1998, approximately $18,500,000 of securities sold under repurchase agreements were delivered to the broker-dealers who arranged the transactions. These broker-dealers may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Bank substantially identical securities at the maturities of the agreements.


Note 8.	Borrowed Funds

Borrowed funds represent advances from the Federal Home Loan Bank
("FHLB") as follows at December 31:

Maturity Date            Rate               1999		          1998
  March 31, 2000        5.81%         $  5,000,000       $         -
  June 25, 2008         6.08%            5,000,000         5,000,000
  July 22, 2009         5.52%           20,000,000               -
                                      $ 30,000,000       $ 5,000,000

All borrowings outstanding with the FHLB at December 31, 1999 were fixed rate borrowings and the $20,000,000 advance is convertible. The conversion feature allows the FHLB to convert the debt on the third anniversary (July
2002) and quarterly thereafter into replacement funding at then current market rates. The advances at December 31, 1999 were partially collateralized by certain real estate loans.

Note 9.	Income Taxes

A summary of the components of income taxes is as follows:

                                               Years Ended December 31
                                          1999              1998              1997
Current Tax
  Federal                            $  1,096,228       $   828,322     $  1,091,641
  State                                   330,184           324,374          342,681
    Total current tax expense           1,426,412         1,152,696        1,434,322
Deferred tax
  Federal and State                             -                 -          (50,538)
    Total provision for income
     taxes                           $  1,426,412       $ 1,152,696     $  1,383,784


A reconciliation of the expected income tax expense, computed at the federal statutory rate of 34%, to the income tax expense included in the consolidated statements of income is as follows:


                                               Years Ended December 31
                                        1999	          	 1998	              	1997
Statutory provision                 $  1,740,629      $ 1,551,784       $  1,671,898
Tax exempt interest                     (697,461)        (672,113)          (608,027)
State income tax, net of federal
 benefit                                 217,921          225,967            226,169
Non deductible interest                   87,040           90,004             80,956
Other                                     78,282          (42,946)            12,788
     Total                          $  1,426,411      $ 1,152,696       $  1,383,78

Net deferred tax liabilities (classified as other liabilities) consist of the following at December 31, 1999 and 1998:

                                                      1999	         	1998
Deferred tax assets:
  Provision for loan losses                        $  502,464    $  502,464
  Employee benefits                                   322,724       322,724
                                                      825,188       825,188
Less valuation allowance                                    -             -
                                                      825,188       825,188
Deferred tax liabilities:
  Depreciation                                        467,495       467,495
  Deferred loan fees                                  307,810       307,810
                                                      775,305       775,305
Net deferred tax asset (liability)                 $   49,883    $   49,883

Note 9.	Income Taxes, Continued

The above analysis does not include the recorded deferred tax asset of $512,923 related to unrealized losses and deferred tax liabilities of $565,235 related to the unrealized gains in the available-for-sale securities portfolio as of December 31, 1999 and 1998, respectively. These amounts are included in other assets and other liabilities, respectively, and the changes in the deferred taxes related to the available-for-sale securities portfolio are reported in other comprehensive income (loss) in the statement of stockholders? equity.


Note 10.	Employee Benefit Plans and Postretirement Benefits

Employee Benefit Plans:

The Bank has a defined contribution pension plan for those employees who meet the eligibility requirements set forth in the plan. Substantially all of the Bank's full time employees are covered by the plan.
Contributions to the plan are based on a percentage computation. The Bank's defined contribution pension plan expense was $265,600, $265,600 and $268,000 for 1999, 1998 and 1997, respectively.

The Bank also has a profit sharing plan, with a salary deferral feature, for those employees who meet the eligibility requirements set forth in the plan. Contributions to the plan are at the discretion of the Board of Directors. Substantially all of the Bank's full time employees are covered by the plan. The Bank's profit sharing plan expense was $215,000, $177,300 and $208,700 for 1999, 1998 and 1997, respectively.

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

Note 10.	Employee Benefit Plans and Postretirement Benefits, Continued

A summary of this plan's funded status is as follows:

                                                           1999                 1998
Change in benefit obligation
  Benefit obligation at beginning of year               $  1,378,752        $    924,328
  Service cost                                                52,868              37,489
  Interest cost                                               90,699              83,253
  Plan participants' contributions                            13,453              13,700
  Actuarial loss                                              14,819             399,387
  Benefits paid                                              (77,972)            (79,405)
    Benefit obligation at end of year                      1,472,619           1,378,752
Change in plan assets
  Fair value of plan assets at beginning of year                   -                   -
  Actual return on plan assets                                     -                   -
  Employer contribution                                       64,519              65,705
  Plan participants' contributions                            13,453              13,700
  Benefits paid                                              (77,972)            (79,405)
    Fair value of plan assets at end of year                       -                   -
Funded status                                             (1,472,619)         (1,378,752)
Unrecognized transition obligation                           344,697             371,211
Unrecognized net actuarial loss                              498,000             511,957
Accrued benefit cost (classified as other liabilities)  $   (629,922)       $   (495,584)



                                                                     1999         1998
Weighted-average assumptions as of December 31
  Discount rate                                                     7.75%        6.75%
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

                                                    1999	               	1998         		1997
Components of net periodic benefit cost
Service cost                                      $  52,868          $  37,489       $  26,798
Interest cost                                        90,699             83,253          68,154
Amortization of transition obligation                26,514             26,514          26,514
Amortization of net loss                             28,776             12,867           2,714
Net periodic benefit cost                        $  198,857         $  160,123       $ 124,180

Note 10.	Employee Benefit Plans and Postretirement Benefits, Continued

Assumed health and dental care cost trend rates have a significant effect on the amounts reported for the plan. A one-percentage-point change in assumed health and dental care cost trend rates would have the following effects at December 31, 1999:

                                                      1-Percentage-            1-Percentage-
                                                      Point Increase           Point Decrease
Effect on total service and interest cost
  components                                            $   24,249              $    (19,637)
Effect on postretirement benefit obligation             $  195,479              $   (161,663)


Note 11.	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum regulatory capital requirements can initiate certain mandatory?and possibly additional discretionary?actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Office of Controller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

Note 11.	Regulatory Matters, Continued

The Company's actual and required capital amounts and ratios are as follows (dollars in thousands):

                                     Actual                     Adequacy Purposes:           To Be Well Capitalized:
                                  Amount       Ratio            Amount     Ratio             Amount       Ratio


As of December 31, 1999
Total Risk- Based Capital
  (to Risk-Weighted Assets)      $  31,467       16.8%          $  14,986   >=8.0%           $  18,732     >=10.0%
Tier I Capital
  (to Risk-Weighted Assets)         29,719       15.9%              7,493   >=4.0%              11,239      >=6.0%
Tier I Capital
  (to Adjusted Total Assets)        29,719       10.1%             11,784   >=4.0%              14,731      >=5.0%

As of December 31, 1998
Total Risk-Based Capital
  (to Risk-Weighted Assets)      $  31,053       18.1%          $  13,734   >=8.0%           $  17,167     >=10.0%
Tier I Capital
  (to Risk-Weighted Assets)         29,403       17.1%              6,867   >=4.0%              10,300      >=6.0%
Tier I Capital
  (to Adjusted Total Assets)        29,403       10.3%             11,374   >=4.0%              14,217      >=5.0%

The Bank is restricted as to the amount of dividends which can be paid. Dividends declared by national banks that exceed net income (as defined) for the current year plus retained net income for the preceding two years must be approved by the Comptroller of the Currency. Under the formula, no dividends may be paid without prior regulatory approval. Regardless of formal regulatory restrictions, the Bank may not pay dividends that would result in capital levels being reduced below the minimum requirements shown above.


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

Note 12.	Commitments and Contingencies, Continued

The Bank's exposure to credit loss in the event of non performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on balance sheet instruments. A summary of the Bank's commitments at December 31, 1999 is as follows (dollars in thousands):

Revolving open-end lines secured by 1-4 family residential
  properties                                                                 $  3,515
Credit card lines                                                               5,373
Commercial real estate, construction and land development                       3,969
Commercial and similar letters of credit, net                                     594
Other unused commitments                                                       18,074


                                                                            $  31,525

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

Concentrations of credit risk:

The Company and the Bank are located in the Southern Tier of the Finger
Lakes region of New York State. The Bank grants commercial, consumer and residential loans primarily to customers in Allegheny, Livingston, Ontario, Schuyler, Steuben and Yates counties. The Bank's loan portfolio consists primarily of commercial, installment and real estate secured loans. A substantial portion of its debtors? ability to honor their contracts is dependent upon the economic conditions of the region.

Note 12.	Commitments and Contingencies, Continued

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

Line of credit:

The Bank has credit available from a commercial bank in the amount of $4,000,000 at the overnight federal funds rate.


Note 13.	Disclosures About Fair Value of Financial Instruments

The fair values shown below (in thousands) represent management's estimates of values at which the various types of the Bank?s financial instruments could be exchanged in transactions between willing, unrelated parties. They do not necessarily represent amounts that would be received or paid in actual trades of specific financial instruments.


                                                    1999                                 1998
                                          Carrying           Fair              Carrying            Fair
                                          Amount             Value             Amount              Value
Financial assets:
  Cash and short term investments       $   15,381        $    15,381        $   12,406          $   12,406
  Federal funds sold                         4,075              4,075                 -                   -
  Securities                                74,787             74,787            84,799              85,068
  Loans, net                               188,283            188,791           186,118             188,401
                                        $  282,526        $   283,034        $  283,323          $  285,875

Financial liabilities:
Deposits                                $  219,072        $   218,917        $  224,605          $  225,007
Federal funds purchased                          -                  -             2,150               2,150
Securities sold under agreements
to repurchase                               12,573             12,573            28,091              28,091
Borrowed funds                              30,000             29,673             5,000               5,000
                                        $  261,645        $   261,163        $  259,846          $  260,248

Unrecognized financial instruments
  Commitments to extend credit          $   31,525        $    31,525        $   33,297          $   33,297

Note 13.	Disclosures About Fair Value of Financial Instruments, Continued

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

Note 14.	Parent Company Only Financial Information

Parent company (Bath National Corporation) only condensed financial information is as follows:

Condensed Statements of Financial Condition
December 31, 1999 and 1998


                                                            1999                1998
Assets
Cash                                                    $       6,517       $       2,144
Dividend receivable                                         2,258,000           2,460,000
Investment in subsidiaries                                 29,165,745          30,545,229
        Total assets                                    $  31,430,262       $  33,007,373

Liabilities and Stockholders' Equity
Liabilities
  Dividend payable                                      $   2,256,717       $   2,456,519
  Other liabilities                                            26,450              27,861
                                                            2,283,167           2,484,380
Stockholders' Equity
  Common stock                                              6,829,005           6,829,005
  Additional paid in capital                                1,494,678           1,494,678
  Undivided profits                                        23,080,497          22,839,159
  Accumulated other comprehensive income                     (766,026)            851,210
  Treasury stock                                            1,491,059)         (1,491,059)
                                                           29,147,095          30,522,993
        Total liabilities and stockholders' equity      $  31,430,262       $  33,007,373

Condensed Statements of Operations
Years Ended December 31, 1999, 1998 and 1997


                                           1999              1998                 1997
Revenue                               $        980     $         -      $          -
Expenses
  Other operating expenses                       -           1,295             2,165
Loss before equity in earnings of
  subsidiaries                                 980          (1,295)           (2,165)
Equity in earnings of subsidiaries       3,692,106       3,412,671         3,535,729
Net income                            $  3,693,086    $  3,411,376      $  3,533,564

Note 14.	Parent Company Only Financial Information, Continued

Condensed Statements of Cash Flows
Years Ended December 31, 1999, 1998 and 1997

                                                      1999		            1998  	              	1997

Cash Flows From Operating Activities
  Net income                                     $  3,693,086         $ 3,411,376           $  3,533,564
  Adjustments to reconcile net income to net
    cash used in operating activities:
      Net earnings of subsidiaries                 (3,692,106)         (3,412,671)            (3,535,729)
      Change in other liabilities                      (1,411)              (1,302)                (2,788)
        Net cash used in operating activities            (431)              (2,597)                (4,953)
Cash Flows From Investing Activities
  Cash dividend received                            3,656,355            3,571,743             2,170,313
Cash Flows From Financing Activities
  Payments for purchase of treasury stock              -             (751,743)             (739,316)
  Cash dividends paid                              (3,651,551)          (2,816,556)           (1,427,667)
Net cash used in financing activities              (3,651,551)          (3,568,299)           (2,166,983)
Net increase (decrease) in cash                         4,373                  847                (1,623)
Cash, January 1                                         2,144                1,297                 2,920
Cash, December 31                                $      6,517         $      2,144         $       1,297