Form 10-K, Exhibit 13
period 2000-12-31
BATH NATIONAL CORP
filed 2001-04-02
CIK 709335

Exhibit 13

                          Independent Auditors' Report

The Board of Directors and Stockholders
Bath National Corporation:

We have audited the accompanying consolidated statements of financial condition of Bath National Corporation and subsidiaries as of December 31, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying consolidated financial statements of Bath National Corporation and subsidiaries as of December 31, 1999 and for the years ended December 31, 1999 and 1998, were audited by other auditors whose report thereon, dated February 19, 2000, expressed an unqualified opinion on those consolidated financial statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2000 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bath National Corporation and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

March 9, 2001

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition

                           December 31, 2000 and 1999

                     Assets                                           2000               1999
                                                                  -------------      -------------
Cash and due from banks                                           $  13,210,172         10,281,522
Interest bearing deposits in other banks                                     --          5,099,048
Federal funds sold                                                    2,895,000          4,075,000
Securities available-for-sale (pledged of $57,226,683 in 2000
   and $62,683,676 in 1999)                                          71,201,234         74,787,243
Loans, net                                                          188,111,360        188,283,344
Premises and equipment, net                                           4,681,459          5,006,069
Accrued interest receivable                                           2,076,219          2,010,967
Other assets                                                          5,927,700          5,752,002
                                                                  -------------      -------------

                                                                  $ 288,103,144        295,295,195
                                                                  =============      =============

       Liabilities and Stockholders' Equity

Liabilities:
   Deposits:
      Demand                                                         37,382,322         33,968,948
      Savings                                                        40,301,757         41,923,246
      NOW accounts                                                   36,322,418         36,712,143
      Money market accounts                                          10,493,603         10,672,029
      Time deposits ($100,000 or more)                               17,534,843         20,219,230
      Other time accounts                                            76,260,611         75,576,595
                                                                  -------------      -------------

                                                                    218,295,554        219,072,191

   Securities sold under agreements to repurchase                    14,925,186         12,572,930
   Federal Home Loan Bank borrowings                                 25,000,000         30,000,000
   Other liabilities                                                  2,347,876          4,502,979
                                                                  -------------      -------------

                                                                    260,568,616        266,148,100
                                                                  -------------      -------------

Commitments and contingencies (note 12)

Stockholders' equity:
   Preferred stock, $10 par value, 300,000 shares authorized;
      none issued                                                            --                 --
   Common stock; $5 par value, 1,500,000 shares authorized;
      1,365,801 issued                                                6,829,005          6,829,005
   Additional paid-in capital                                         1,494,678          1,494,678
   Retained earnings                                                 21,630,912         23,080,497
   Accumulated other comprehensive income (loss)                        129,332           (766,026)
   Treasury stock (62,044 and 37,953 shares in 2000 and
      1999, respectively)                                            (2,549,399)        (1,491,059)
                                                                  -------------      -------------

                                                                     27,534,528         29,147,095
                                                                  -------------      -------------

                                                                  $ 288,103,144        295,295,195
                                                                  =============      =============

See accompanying notes to consolidated financial statements.

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 2000, 1999 and 1998

                                                             2000              1999             1998
                                                         ------------      ------------     ------------
Interest income:
   Loans                                                 $ 16,746,705        16,440,122       14,968,012
   Securities:
      Held-to-maturity:
         U.S. Government and agency obligations                    --           769,000        1,538,000
      Available-for-sale:
         U.S. Government and agency obligations             2,099,047         1,845,795        1,754,087
         State and municipal obligations                    2,144,329         1,971,868        1,876,492
   Federal funds sold                                         227,122            85,348          346,195
   Deposits in other banks                                    207,997           173,173          126,658
                                                         ------------      ------------     ------------

                 Total interest income                     21,425,200        21,285,306       20,609,444
                                                         ------------      ------------     ------------

Interest expense:
   Deposits                                                 7,183,086         6,850,176        7,485,833
   Borrowings                                               2,254,874         2,013,011        1,681,381
                                                         ------------      ------------     ------------

                 Total interest expense                     9,437,960         8,863,187        9,167,214
                                                         ------------      ------------     ------------

                 Net interest income                       11,987,240        12,422,119       11,442,230

Provision for loan losses                                   5,253,010           745,000          333,689
                                                         ------------      ------------     ------------

                 Net interest income after provision
                   for loan losses                          6,734,230        11,677,119       11,108,541
                                                         ------------      ------------     ------------

Non-interest income:
   Service charges                                          1,139,193           978,199          831,068
   Net realized gains on sale of available-for-sale
      securities                                                   --                --           58,095
   Other                                                      969,164           937,539          613,393
                                                         ------------      ------------     ------------

                 Total other income                         2,108,357         1,915,738        1,502,556
                                                         ------------      ------------     ------------

Non-interest expenses:
   Salaries and employee benefits                           5,047,029         4,827,776        4,499,521
   Occupancy                                                1,392,381         1,448,131        1,306,538
   Other                                                    2,942,026         2,197,452        2,240,966
                                                         ------------      ------------     ------------

                 Total other expenses                       9,381,436         8,473,359        8,047,025
                                                         ------------      ------------     ------------

Income (loss) before income taxes                            (538,849)        5,119,498        4,564,072

Income tax expense (benefit)                                 (668,941)        1,426,412        1,152,696
                                                         ------------      ------------     ------------

                 Net income                              $    130,092         3,693,086        3,411,376
                                                         ============      ============     ============

Net income per common share                              $       0.10              2.78             2.56
                                                         ============      ============     ============

See accompanying notes to consolidated financial statements.

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                Consolidated Statements of Stockholders' Equity

                  Years ended December 31, 2000, 1999 and 1998


                                                                      Common stock
                                                                 --------------------       Additional
                                                                 Number of                    paid in
                                                                  shares       Amount         capital
                                                                 -------       ------       ----------
Balance at December 31, 1997                                     1,365,801   $ 6,829,005     1,494,678
Purchase of treasury stock (18,750 shares)                              --            --            --
Comprehensive income:
   Net income                                                           --            --            --
   Other comprehensive income:
       Net change in unrealized gains (losses) on securities
         available-for-sale, net of taxes of $76,205                    --            --            --
       Less:  reclassification adjustment                               --            --            --

            Total comprehensive income

Cash dividends declared ($2.55 per common share)                        --            --            --
                                                               -----------   -----------   -----------

Balance at December 31, 1998                                     1,365,801     6,829,005     1,494,678
Comprehensive income:
   Net income                                                           --            --            --
   Other comprehensive income:
       Net change in unrealized gains (losses) on securities
         available-for-sale, net of taxes of $1,078,158                 --            --            --

            Total comprehensive income

Cash dividends declared ($2.60 per common share)                        --            --            --
                                                               -----------   -----------   -----------

Balance at December 31, 1999                                     1,365,801     6,829,005     1,494,678
Purchase of treasury stock (24,091 shares)                              --            --            --
Comprehensive income:
   Net income                                                           --            --            --
   Other comprehensive income:
       Net change in unrealized gains (losses) on securities
         available-for-sale, net of taxes of $596,978                   --            --            --

            Total comprehensive income

Cash dividends declared ($1.20 per common share)                        --            --            --
                                                               -----------   -----------   -----------

Balance at December 31, 2000                                     1,365,801   $ 6,829,005     1,494,678
                                                               ===========   ===========   ===========

                                                                                Accumulated
                                                                                 other com-                      Total
                                                                  Retained       prehensive       Treasury   stockholders'
                                                                  earnings      income (loss)      stock        equity
                                                                  --------      -------------     --------   -------------
Balance at December 31, 1997                                      22,816,135        736,902       (739,316)    31,137,404
Purchase of treasury stock (18,750 shares)                                --             --       (751,743)      (751,743)
Comprehensive income:
   Net income                                                      3,411,376             --             --      3,411,376
   Other comprehensive income:
       Net change in unrealized gains (losses) on securities
         available-for-sale, net of taxes of $76,205                      --        172,403             --        172,403
       Less:  reclassification adjustment                                 --        (58,095)            --        (58,095)
                                                                                                              -----------
            Total comprehensive income                                                                          3,525,684
                                                                                                              -----------
Cash dividends declared ($2.55 per common share)                  (3,388,352)            --             --     (3,388,352)
                                                                 -----------    -----------    -----------    -----------

Balance at December 31, 1998                                      22,839,159        851,210     (1,491,059)    30,522,993
Comprehensive income:
   Net income                                                      3,693,086             --             --      3,693,086
   Other comprehensive income:
       Net change in unrealized gains (losses) on securities
         available-for-sale, net of taxes of $1,078,158                   --     (1,617,236)            --     (1,617,236)
                                                                                                              -----------
            Total comprehensive income                                                                          2,075,850
                                                                                                              -----------
Cash dividends declared ($2.60 per common share)                  (3,451,748)            --             --     (3,451,748)
                                                                 -----------    -----------    -----------    -----------

Balance at December 31, 1999                                      23,080,497       (766,026)    (1,491,059)    29,147,095
Purchase of treasury stock (24,091 shares)                                --             --     (1,058,340)    (1,058,340)
Comprehensive income:
   Net income                                                        130,092             --             --        130,092
   Other comprehensive income:
       Net change in unrealized gains (losses) on securities
         available-for-sale, net of taxes of $596,978                     --        895,358             --        895,358
                                                                                                              -----------
            Total comprehensive income                                                                          1,025,450
                                                                                                              -----------
Cash dividends declared ($1.20 per common share)                  (1,579,677)            --             --     (1,579,677)
                                                                 -----------    -----------    -----------    -----------

Balance at December 31, 2000                                      21,630,912        129,332     (2,549,399)    27,534,528
                                                                 ===========    ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2000, 1999 and 1998

                                                                           2000             1999             1998
                                                                       ------------     ------------     ------------
Cash flows from operating activities:
    Net income                                                         $    130,092        3,693,086        3,411,376
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization                                       525,775          563,612          520,691
        Provision for loan losses                                         5,253,010          745,000          333,689
        Deferred tax benefit                                               (659,927)              --               --
        Loan origination costs (fees), net                                  359,341           22,946         (189,348)
        Amortization and accretion of premiums and discounts net             82,378          138,274          160,355
        Net realized gains on sale of securities available-for-sale              --               --          (58,095)
        Loss (gain) on disposal of assets                                    16,360          (10,000)          11,629
        Changes in:
          Interest receivable                                               (65,252)         340,992          (41,830)
          Other assets, net                                                (123,580)         (76,962)           6,550
          Other liabilities                                              (2,155,103)         109,196         (253,161)
                                                                       ------------     ------------     ------------

                 Net cash provided by operating activities                3,463,094        5,526,144        3,901,856
                                                                       ------------     ------------     ------------

Cash flows from investing activities:
    Proceeds from sales, calls and maturities of available-for-sale
      securities                                                          7,113,911        7,991,863       16,562,804
    Proceeds from maturities of held-to-maturity securities                      --       20,000,000               --
    Purchases of available-for-sale securities                           (2,117,833)     (20,813,654)     (12,242,757)
    Federal funds                                                         1,180,000       (6,225,000)       2,150,000
    Net decrease (increase) in interest bearing deposits
      in other banks                                                      5,099,048       (4,702,671)       1,081,452
    Proceeds from sales of loans                                          7,935,297        7,998,376               --
    Net increase in loans                                               (13,375,664)     (10,931,868)     (23,252,914)
    Purchases of premises and equipment                                    (206,805)         (83,423)        (374,743)
    Proceeds from sale of equipment                                              --           10,000           30,428
    Other                                                                        --         (795,700)      (1,545,000)
                                                                       ------------     ------------     ------------

                 Net cash provided by (used in)
                   investing activities                                   5,527,954       (7,552,077)     (17,590,730)
                                                                       ------------     ------------     ------------

Cash flows from financing activities:
    Net (decrease) increase in deposits                                    (776,637)      (5,532,393)      12,563,021
    Proceeds from Federal Home Loan Bank borrowings                              --       25,000,000        5,000,000
    Repayments of Federal Home Loan Bank borrowings                      (5,000,000)              --               --
    Net increase (decrease) in securities sold under
      agreements to repurchase                                            2,352,256      (15,517,843)       4,249,796
    Purchase of treasury stock                                           (1,058,340)              --         (751,743)
    Dividends paid                                                       (1,579,677)      (3,651,550)      (2,816,556)
                                                                       ------------     ------------     ------------

                 Net cash (used in) provided by
                   financing activities                                  (6,062,398)         298,214       18,244,518
                                                                       ------------     ------------     ------------

                 Net increase (decrease) in cash and due
                   from banks                                             2,928,650       (1,727,719)       4,555,644

Cash and due from banks:
    Beginning of year                                                    10,281,522       12,009,241        7,453,597
                                                                       ------------     ------------     ------------

    End of year                                                        $ 13,210,172       10,281,522       12,009,241
                                                                       ============     ============     ============

Supplemental disclosures of cash flow information:
    Interest paid                                                      $  9,346,303        9,016,132        9,206,412
    Income taxes paid                                                            --        1,488,455          902,984
                                                                       ============     ============     ============

See accompanying notes to consolidated financial statements.

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

(1)   Summary of Significant Accounting Policies

      (a)   General

            Bath National Corporation (the "Company") is a bank holding company, with two wholly owned subsidiaries, Bath National Bank (the "Bank"), a federal-chartered financial institution, and BNC Financial Services, a company providing securities and insurance products and services. The Bank has a subsidiary corporation, formed May 1, 1999, Bath United Home, Inc. (the "REIT") which was organized to qualify as a real estate investment trust. The REIT became an active subsidiary of the Bank on October 1, 1999. The REIT was organized principally to hold certain qualifying loans. The Bank and the REIT are collectively referred to as the Bank. The accounting and financial reporting policies of the entities are in accordance with accounting principles generally accepted in the United States of America.

            On November 2, 2000, the Company signed a definitive agreement to be acquired by Financial Institutions, Inc. (FII), a four bank holding company headquartered in Warsaw, New York. FII agreed to pay $48.00 per share in cash for each of the outstanding shares of the Company's common stock. It is anticipated the Bank will be a separate operating subsidiary of FII. The merger was approved by the Company's stockholders on January 31, 2001, but is subject to approval by various regulatory authorities. The acquisition is expected to be completed in the second quarter of 2001.

      (b)   Consolidation

            The consolidated financial statements include the accounts of the Company and its subsidiaries (hereafter collectively referred to as "the Company"). All material intercompany accounts and transactions have been eliminated in consolidation.

      (c)   Securities

            The Company has investments in debt and equity securities. Debt securities consist primarily of obligations of the U.S. Government, its agencies and corporations, state and municipal governments and mortgage backed securities. Management determines the appropriate classification of securities at the time of purchase. Premiums and discounts are recognized in interest income utilizing the level yield method over the life of the security.

            Securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income over the period to maturity.

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

            Available-for-sale securities consist of bonds, notes and debentures not classified as held-to-maturity securities and certain equity securities. Unrealized gains and losses, net of tax, on available-for-sale securities are reported in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

      (d)   Loans and Allowance for Loan Losses

            Loans are stated at the amount of unpaid principal, adjusted for net deferred loan origination costs, unearned fees and discounts, and an allowance for loan losses. Certain net direct loan origination costs and fees are deferred and recognized as an adjustment to interest income over the estimated life of the loans. Interest on loans is recognized over the term of the loan and is calculated using the simple interest method on principal amounts outstanding.

            The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb probable losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowances based on their judgments of information available to them at the time of their examination.

            Accounting for loan impairments is governed by Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS 114), as amended, which prescribe recognition criteria for loan impairment, generally related to commercial type loans, and measurement methods for certain impaired loans and all loans whose terms are modified in troubled debt restructurings subsequent to the adoption date. A loan is considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement.

                                                                     (Continued)

                           BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

            As a matter of policy, the Company generally places impaired loans on nonaccrual status and recognizes interest income on such loans only on a cash basis upon receipt of interest payments from the borrower. Accrual of interest is discontinued on a loan when management believes, after considering economics, business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful, or after three months of nonpayment, whichever is earlier. Uncollectible interest previously accrued is reversed. Income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's continued ability to make periodic interest and principal payments has been demonstrated, in which case the loan is returned to accrual status.

      (e)   Premises and Equipment, Net

            Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives using the straight line and accelerated methods.

      (f)   Other Real Estate Owned

            Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value, less estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowances are included in noninterest expense.

      (g)   Goodwill

            The Bank recorded goodwill in conjunction with a branch acquisition in 1996. The goodwill is being amortized over 15 years and is periodically reviewed for impairment or when events changed that may affect the underlying basis of the goodwill. Goodwill totaled $220,933 and $245,113 at December 31, 2000 and 1999, respectively.
            Amortization expense was $24,180 for 2000, 1999 and 1998.

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

      (h)   Income Taxes

            Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due and deferred taxes, which relate primarily to differences between the basis of available-for-sale securities; allowances for loan losses; accumulated depreciation; and employee benefits for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are realized or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      (i)   Employee Benefit Plans

            The Company has a defined contribution pension plan and a profit sharing plan, with a salary deferral feature, for those employees who meet the eligibility requirements set forth in the plans. Contributions to the defined contribution plan are based on a formula while contributions to the profit sharing plan are at the discretion of the board of directors.

            The Company provides certain health care benefits for all retired employees that meet certain eligibility requirements. The Company's share of the estimated costs that will be paid after retirement is generally being accrued by charges to expense over the employees' active service periods to the dates they are fully eligible for benefits, except that the Company's unfunded costs that existed prior to the adoption of the plan are being accrued in a straight line manner

      (j)   Net Income per Common Share

            Basic net income per common share is computed on the weighted average number of shares outstanding during each year. The weighted average number of shares outstanding were 1,318,098, 1,327,848 and 1,331,567 in 2000, 1999 and 1998, respectively. Diluted net income per common share is not presented, as the Company has no potential dilutive common stock equivalents.

      (k)   Use of Estimates

            The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

      (l)   New Accounting Pronouncements

            Statement of Financial Accounting Standards No. 133 (SFAS No. 133), Accounting for Derivative Instruments and Hedging Activities, requires the recognition of derivatives as either assets or liabilities, with instruments measured at fair value. The accounting for gains or losses resulting from changes in fair value of the derivative instruments depends on the intended use of the derivative and the type of risk being hedged. The Company adopted SFAS No. 133, as amended, on January 1, 2001. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

      (m)   Reclassifications

            Certain items have been reclassified in the 1999 and 1998 financial statements to conform with the 2000 presentation.

(2)   Cash and Due from Banks

      The Bank is required to maintain reserve cash balances with the Federal Reserve Bank. The total of those reserve cash balances was approximately $2,545,000 and $2,627,000 at December 31, 2000 and 1999, respectively.

(3)   Securities

      The amortized cost and fair values of available-for-sale securities as of December 31, 2000 are summarized as follows:

                                                            Gross unrealized
                                                       --------------------------
                                         Amortized                                      Fair
                                           cost            Gains        Losses          value
                                        -----------    -----------    -----------    -----------
      U.S. Government and agency
         securities                     $ 5,837,712         15,618         54,271      5,799,059
      State and municipal securities     38,470,239        730,566         18,837     39,181,968
      Mortgage-backed and related
         securities                      23,417,293         76,757        223,634     23,270,416
      Other                               3,262,602             --        312,811      2,949,791
                                        -----------    -----------    -----------    -----------

                                        $70,987,846        822,941        609,553     71,201,234
                                        ===========    ===========    ===========    ===========

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

The amortized cost and fair values of available-for-sale securities as of December 31, 1999 are summarized as follows:

                                                       Gross unrealized
                                                 --------------------------
                                   Amortized                                     Fair
                                     cost           Gains           Losses       value
                                  -----------    -----------    -----------    -----------
U.S. Government and agency
   securities                     $ 6,474,873            142        211,920      6,263,095
State and municipal securities     40,624,564        232,432        410,327     40,446,669
Mortgage-backed and related
   securities                      25,354,462         17,423        662,156     24,709,729
Other                               3,615,650          2,022        249,922      3,367,750
                                  -----------    -----------    -----------    -----------

                                  $76,069,549        252,019      1,534,325     74,787,243
                                  ===========    ===========    ===========    ===========

The Company did not classify any securities as held-to-maturity at December 31, 2000 and 1999.

The amortized cost and fair value of available-for-sale securities as of December 31, 2000 by contractual maturity are shown below. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

                                                       Amortized        Fair
                                                         cost           value

      Due in one year or less                         $ 6,356,018      6,371,348
      Due after one year through five years            18,052,530     18,274,086
      Due after five years through ten years           15,001,125     15,339,300
      Due after ten years                              31,578,173     31,216,500
                                                      -----------    -----------

                                                      $70,987,846     71,201,234
                                                      ===========    ===========

There were no sales or calls of securities in 2000. Proceeds from sales and calls of securities available-for-sale during 1999 and 1998, were $3,000,000 and $8,557,804, respectively. Gross gains of $92,692 and gross losses of $34,597 were realized on those sales and calls in 1998, respectively. No gains or losses on sales and calls were realized in 1999.

At December 31, 2000, securities carried at approximately $57 million were pledged to secure securities sold under agreements to repurchase, other borrowings and for other purposes required by law. There were no securities pledged for which the collateral may be sold or repledged by the secured parties.

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

(4)   Loans, Net

      The components of loans at December 31, 2000 and 1999 were as follows:

                                                          2000          1999
                                                      ------------   -----------

      Commercial and commercial real estate           $102,592,363   100,237,822
      Installment                                       20,016,258    19,819,990
      Residential mortgages                             33,703,648    34,775,892
      Home equity loans                                 21,401,732    22,615,053
      Student                                           10,462,688    10,024,872
      Credit card loans                                  1,582,635     1,621,317
      Net deferred loan origination costs and fees         783,064       935,926
                                                      ------------   -----------

                                                       190,542,388   190,030,872
      Less allowance for loan losses                     2,431,028     1,747,528
                                                      ------------   -----------

                     Loans, net                       $188,111,360   188,283,344
                                                      ============  ============

      Changes in the allowance for loan losses for the years ended December 31, 2000, 1999 and 1998 were as follows:

                                                2000            1999             1998
                                             -----------     -----------     -----------
      Balance, beginning of year             $ 1,747,528       1,650,000       1,650,000
      Provision for loan losses                5,253,010         745,000         333,689
      Recoveries credited to the llowance        171,523          80,952
                                                                                  69,167
      Losses charged to the allowance         (4,741,033)       (728,424)       (402,856)
                                             -----------     -----------     -----------

      Balance, end of year                   $ 2,431,028       1,747,528       1,650,000
                                             ===========     ===========     ===========

      The Company sold $7.1 million and $7.9 million of loans in 2000 and 1999, respectively. There were no loans held for sale at December 31, 2000 or 1999.

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

       The following table sets forth information regarding nonaccruing loans and other nonperforming assets at December 31, 2000 and 1999:

                                                            2000         1999
                                                        ----------    ----------

       Nonaccruing loans                                $2,975,000       399,000
       Accruing loans 90 days or more delinquent           756,000       640,000
                                                        ----------    ----------

              Total nonperforming loans                  3,731,000     1,039,000
       Other real estate owned                              70,247        88,444
                                                        ----------    ----------

              Total nonperforming assets                $3,801,247     1,127,444
                                                        ==========     =========

      The recorded investment in loans that are considered to be impaired totaled $2,975,000 and $399,000 at December 31 2000 and 1999,
      respectively. The allowance for loan losses related to impaired loans amounted to $2,442,000 at December 31, 2000 and $354,000 at December 31, 1999. The average recorded investment in impaired loans during 2000, 1999 and 1998 was $2,968,000, $358,000 and $421,000, respectively. Interest income recognized on impaired loans, while such loans were impaired, during 2000, 1999, and 1998 was approximately $282,000, $34,000 and
      $40,000, respectively.

      The Company has, and may be expected to have in the future, banking transactions with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The aggregate amount of loans to related parties was $588,000 and $600,000 at December 31, 2000 and 1999, respectively.

(5)   Premises and Equipment

      At December 31, 2000 and 1999, premises and equipment consist of :

                                                          2000           1999
                                                      -----------    -----------

         Land                                         $   502,389        502,389
         Buildings and improvements                     6,406,970      6,258,972
         Furniture                                      3,188,941      3,600,262
                                                      -----------    -----------

                Total                                  10,098,300     10,361,623
         Less accumulated depreciation                  5,416,841      5,355,554
                                                      -----------    -----------

                Premises and equipment, net           $ 4,681,459      5,006,069
                                                      ===========    ===========

Depreciation expense was $515,055, $539,432 and $496,511 for the years ended December 31, 2000, 1999 and 1998, respectively.

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

(6)   Deposits

      A summary of time deposit accounts at December 31, by remaining period to maturity is, as follows:

                                                         2000           1999
                                                      -----------    -----------

         Maturity within one year                     $75,804,093     82,773,635
         Maturity after one year through five years    17,991,361     12,996,645
         Maturity over five years                              --         25,545
                                                      -----------    -----------

                                                      $93,795,454     95,795,825
                                                      ===========    ===========

(7)   Securities Sold Under Agreements to Repurchase

      Information concerning securities sold under agreements to repurchase is summarized as follows. The agreements mature in less than one year.

                                                         2000           1999
                                                      -----------    ----------

         Balance, December 31,                        $14,925,186    12,572,930
         Average interest rate, December 31,                  5.6%          5.0%
         Average balance during the year               12,401,438    20,084,000
         Average interest rate during the year                5.7%          6.6%
         Maximum month-end balance during the year     19,776,982     28,205,400
                                                      ===========    ==========

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

(8)   Federal Home Loan Bank Borrowings

      Advances from the Federal Home Loan Bank ("FHLB") are as follows at December 31:

      Maturity date               Rate            2000                 1999
      --------------           ---------       -----------        -----------

      March 31, 2000              5.81%        $        --          5,000,000
      June 25, 2008               6.08%          5,000,000          5,000,000
      July 22, 2009               5.52%         20,000,000         20,000,000
                                               -----------        -----------

                                               $25,000,000         30,000,000
                                               ===========        ===========

      All borrowings outstanding with the FHLB at December 31, 2000 were fixed rate borrowings and the $20,000,000 advance is convertible. The conversion feature allows the FHLB to convert the debt on the third anniversary (July
      2002) and quarterly thereafter into replacement funding at then current market rates. The advances at December 31, 2000 and were fully collateralized by certain real estate loans.

      At December 31, 2000 and 1999, the Company had no remaining credit available under the Company's line of credit with the FHLB.

(9)   Income Taxes

      The components of income tax expense (benefit) are as follows:

                                                       Years ended December 31,
                                             ------------------------------------------
                                                 2000           1999            1998
                                             -----------     -----------    -----------
      Current tax:
          Federal                            $    16,188       1,096,228        828,322
          State                                   63,000         330,184        324,374
                                             -----------     -----------    -----------

                                                  79,198       1,426,412      1,152,696
      Deferred tax:
          Federal                               (659,927)             --             --
          State                                  (88,212)             --             --
                                             -----------     -----------    -----------

                                                (748,139)             --             --
                                             -----------     -----------    -----------

             Income tax expense (benefit)    $  (668,941)      1,426,412      1,152,696
                                             ===========     ===========    ===========

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

A reconciliation of the expected income tax (benefit) expense, computed at the federal statutory rate of 34%, to the income tax (benefit) expense included in the consolidated statements of income is as follows:

                                                  Years ended December 31,
                                         --------------------------------------
                                            2000          1999          1998
                                         ----------    ----------    ----------
  Expected income tax (benefit) expense  $ (183,209)    1,740,629     1,551,784
  Tax exempt interest                      (752,710)     (697,461)     (672,113)
  State income tax, net of federal          (16,640)      217,921       225,967
  Non-deductible merger expenses            137,111            --            --
  Non-deductible interest expense            95,785        87,040        90,004
  Other                                      50,722        78,283       (42,946)
                                         ----------    ----------    ----------

         Actual income tax
            (benefit) expense            $ (668,941)    1,426,412     1,152,696
                                       ==========    ==========    ==========

Net deferred tax assets (classified as other assets) consist of the following at December 31, 2000 and 1999:

                                                          2000           1999
                                                       ----------     ----------

    Deferred tax assets:
        Allowance for loan losses                      $  793,483        502,464
        Employee benefits                                 476,192        322,724
        Net unrealized loss on securities
           available-for-sale                                  --        512,922
        Alternative minimum tax credits                   222,150             --
                                                       ----------     ----------

                                                        1,491,825      1,338,110
                                                       ----------     ----------

    Deferred tax liabilities:
        Depreciation                                      401,985        467,495
        Deferred loan costs                               291,818        307,810
        Net unrealized gain on securities
           available-for-sale                              84,056             --
                                                       ----------     ----------

                                                          777,859        775,305
                                                       ----------     ----------

              Net deferred tax assets                  $  713,966        562,805
                                                       ==========     ==========

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

      Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carry-back period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary at December 31, 2000.

(10)  Employee Benefit Plans

      (a)   Employee Benefit Plans

            The Company has a defined contribution pension plan for those employees who meet the eligibility requirements set forth in the plan. Substantially all of the Company's full time employees are covered by the plan. Contributions to the plan are based on a percentage computation. The Company's defined contribution pension plan expense was $289,238, $265,600 and $265,600 for 2000, 1999 and
            1998, respectively.

            The Company also has a profit sharing plan, with a salary deferral feature, for those employees who meet the eligibility requirements set forth in the plan. Contributions to the plan are at the discretion of the Board of Directors. Substantially all of the Company's full time employees are covered by the plan. The Company's profit sharing plan expense was $173,400, $215,000 and $177,300 for 2000, 1999 and 1998, respectively.

            The Company has severance compensation agreements with three of its officers which do not become effective unless there has been a change in control of the Company as defined and the Bank terminates the officers' employment. Under those conditions the Company will pay, as severance, a lump sum payment equal to three times the aggregate annual compensation paid to the executive officers during the calendar year immediately preceding the change in control. No accrual for these severance payments have been made at December 31, 2000 whereas the acquisition of the Company has not been consummated under the terms of the agreement.

      (b)   Postretirement Benefits

            The Bank provides health and dental care benefits to retired employees who meet specified age and service requirements through a postretirement health and dental care plan in which both the Bank and the retiree share the cost. The plan provides for substantially the same medical insurance coverage as for active employees until their death and is integrated with Medicare for those retirees aged 65 or older. In 2000, the plan's eligibility requirements were amended to curtail eligible benefit payments to only retired employees and active participants who were fully vested under the Plan.

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

      A summary of this plan's funded status is as follows:

                                                                       2000            1999
                                                                    -----------     -----------
         Change in benefit obligation:
           Benefit obligation at beginning of year                  $ 1,472,619       1,378,752
           Service cost                                                   2,207          52,868
           Interest cost                                                 86,393          90,699
           Plan participants' contributions                              15,842          13,453
           Actuarial loss                                                86,214          14,819
           Benefits paid                                                (93,953)        (77,972)
           Amendments                                                  (318,815)             --
           Curtailments                                                 (24,070)             --
                                                                    -----------     -----------

           Benefit obligation at end of year                          1,226,437       1,472,619
                                                                    -----------     -----------

         Change in plan assets:
           Fair value of plan assets at beginning
               of year                                                       --              --
           Actual return on plan assets                                      --              --
           Employer contribution                                         78,111          64,519
           Plan participants' contributions                              15,842          13,453
           Benefits paid                                                (93,953)        (77,972)
                                                                    -----------     -----------

           Fair value of plan assets at end
                     of year                                                 --              --
                                                                    -----------     -----------

         Funded status                                               (1,226,437)     (1,472,619)
         Unrecognized transition obligation                               1,673         344,697
         Unrecognized net actuarial loss                                536,230         498,000
                                                                    -----------     -----------

         Accrued benefit costs (classified as other liabilities)    $  (688,534)       (629,922)
                                                                    ===========     ===========

      The weighted average assumed discount rates at December 31, 2000 and 1999 were 8.00% and 7.75%, respectively.

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

      For measurement purposes, a 9.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 4.5 percent for 2004 and remain at that level thereafter. The dental trend rate assumed was 3 percent.

                                                       2000        1999        1998
                                                     --------    --------    --------
         Components of net periodic benefit cost
            Service cost                             $  2,207      52,868      37,489
            Interest cost                              86,393      90,699      83,253
            Amortization of transition obligation         139      26,514      26,514
            Amortization of net loss                   23,914      28,776      12,867
            Recognition of curtailment                 24,070          --          --
                                                     --------    --------    --------

                Net periodic benefit cost            $136,723     198,857     160,123
                                                     ========    ========    ========

      Assumed health and dental care cost trend rate have a significant effect on the amounts reported for the plan. A one-percentage-point change in assumed health and dental care cost trend rates would have the following effects at December 31, 2000:

                                                      1-percentage-    1-percentage-
                                                      point increase   point decrease
                                                      --------------   --------------
         Effect on total service and interest cost
            components                                    $  9,047        (7,837)
         Effect on postretirement benefit
            obligation                                     111,182       (96,577)
                                                          ========      ========

(11)  Regulatory Matters

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum regulatory capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets, as defined. Management believes, as of December 31, 2000 and 1999, that the Bank meets all capital adequacy requirements to which it was subject.

As of December 31, 2000, the most recent notification from the Office of Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual and required capital amounts and ratios are as follows (dollars in thousands):

                                           Actual                 Adequacy purposes:           To be well capitalized:
                                    -------------------           -------------------          -----------------------
                                    Amount        Ratio           Amount        Ratio           Amount         Ratio
                                    ------        -----           ------        -----           ------         -----
As of December 31, 2000
Total risk-based capital
  (to risk-weighted assets)         $32,101       13.37%          $14,778       >=8.0%          $18,473       >=10.0%
Tier I capital (to risk-
  weighted assets)                   29,745       16.10%            7,389       >=4.0%           11,083       >= 6.0%
Tier I capital (to adjusted
  total assets)                      29,745       10.32%           11,524       >=4.0%           14,405       >= 5.0%

As of December 31, 1999
Total risk-based capital
  (to risk-weighted assets)         $31,467       16.9%           $14,986       >=8.0%          $18,732       >=10.0%
Tier I capital (to risk-
  weighted assets)                   29,719       15.9%             7,493       >=4.0%           11,239       >= 6.0%
Tier I capital (to adjusted
  total assets)                      29,719       10.1%            11,784       >=4.0%           14,731       >= 5.0%

The actual capital amounts and ratios for the Company do not significantly differ with those of the Bank.

The Bank is restricted as to the amount of dividends which can be paid to the holding company. Dividends declared by national banks that exceed net income (as defined) for the current year plus retained net income for the preceding two years must be approved by the Comptroller of the Currency. Under the formula, no dividends may be paid without prior regulatory approval. Regardless of formal regulatory restrictions, the Bank may not pay dividends that would result in capital levels being reduced below the minimum requirements shown above. As of January 1, 2001, the Bank could not declare additional dividends without approval of regulatory authorities.

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

(12)  Commitments and Contingencies

      (a)   Financial Instruments with Off Balance Sheet Risk

            The Company is party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statements of financial condition.

            The Company's exposure to credit loss in the event of non performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as they do for on balance sheet instruments. A summary of the Company's commitments at December 31, 2000 is as follows (dollars in thousands):

                Revolving open-end home equity lines of credit
                    secured by 1-4 family residential properties    $ 3,403
                Credit card lines                                     4,264
                Commercial real estate, construction and land
                    development loan commitments                        998
                Commercial and similar letters of credit                910
                Other unused loan commitments                        14,038
                                                                    -------

                                                                    $23,613
                                                                    =======

            Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, equipment and income producing commercial properties.

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

            Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances where the Company deems necessary.

      (b)   Concentrations of Credit Risk

            The Company operates in the Southern Tier of the Finger Lakes region of New York State. The Bank grants commercial, consumer and residential loans are granted primarily to customers in Allegheny, Livingston, Ontario, Schuyler, Steuben and Yates counties. The Company's loan portfolio consists primarily of commercial, installment and real estate secured loans. A substantial portion of its debtors' ability to honor their contracts is dependent upon the economic conditions of the region.

            All loans, commitments to extend credit and letters of credit have been granted to customers in the Company's market area. Investments in securities issued by state and political subdivisions also involve governmental entities within the Company's market area. The concentrations of credit by type of loan are set forth in note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

      (c)   Line of Credit

            The Bank has credit available from two commercial banks in the amount of $9,000,000 at the overnight federal funds rate.

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

(13)  Fair Value of Financial Instruments

      The fair values shown below (in thousands) represent management's estimates of values at which the various types of financial instruments could be exchanged in transactions between willing, unrelated parties. They do not necessarily represent amounts that would be received or paid in actual trades of specific financial instruments.

                                                  2000                    1999
                                          --------------------    --------------------
                                          Carrying     Fair       Carrying      Fair
                                           amount      value       amount       value
                                          --------    --------    --------      ------
      Financial assets:
         Cash and short-term
             investments                  $ 13,210      13,210      15,381      15,381
         Federal funds sold                  2,895       2,895       4,075       4,075
         Securities available-for-sale      71,201      71,201      74,787      74,787
         Loans, net                        188,111     189,047     188,283     188,791
         Accrued interest receivable         2,076       2,076       2,011       2,011

      Financial liabilities:
         Deposits                          218,296     218,367     219,072     218,917
         Securities sold under
             agreements to repurchase       14,925      14,925      12,573      12,573
         Borrowed funds                     25,000      25,121      30,000      29,673
         Accrued interest payable              336         336         385         385

      The specific estimation methods and assumptions used can have a substantial impact on the resulting fair values of financial instruments. Following is a brief summary of the significant methods and assumptions used in the above fair values.

      (a)   Cash and Short Term Investments

            For those short term instruments, the carrying amount is a reasonable estimate of fair value.

      (b)   Securities

            For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

      (c)   Loans

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

      (d)   Deposits

            The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

      (e)   Borrowed Funds

            The carrying amounts of securities sold under agreements to repurchase and FHLB advances funds approximate their fair values.

      (f)   Commitments to Extend Credit and Standby Letters of Credit

            The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The differences between carrying value and fair value of commitments are equal to the deferred fees outstanding on those commitments. The differences are not considered significant.

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

(14)  Parent Company Only Financial Information

      Parent company (Bath National Corporation) only condensed financial information is as follows:

                   Condensed Statements of Financial Condition

December 31, 2000 and 1999

                        Assets                                        2000             1999
                                                                  ------------     ------------
            Cash                                                  $      8,107            6,517
            Dividends receivable                                       391,017        2,258,000
            Investment in subsidiaries                              27,553,552       29,165,745
                                                                  ------------     ------------

                   Total assets                                   $ 27,952,676       31,430,262
                                                                  ============     ============

                    Liabilities and Stockholders' Equity

            Liabilities:
                Dividends payable                                      391,017        2,256,717
                Other liabilities                                       27,131           26,450
                                                                  ------------     ------------

                                                                       418,148        2,283,167
                                                                  ------------     ------------

            Stockholders' equity:
                Common stock                                         6,829,005        6,829,005
                Additional paid-in capital                           1,494,678        1,494,678
                Retained earnings                                   21,630,912       23,080,497
                Accumulated other comprehensive
                   income (loss)                                       129,332         (766,026)
                Treasury stock                                      (2,549,399)      (1,491,059)
                                                                  ------------     ------------

                                                                    27,534,528       29,147,095
                                                                  ------------     ------------

                    Total liabilities and stockholders' equity    $ 27,952,676       31,430,262
                                                                  ============     ============

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

                         Condensed Statements of Income

Years ended December 31, 2000, 1999 and 1998

                                                 2000           1999            1998
                                             -----------     -----------    -----------
      Dividends from subsidiaries            $ 2,639,939       3,656,355      3,571,743
      Revenue                                         --             980             --
      Expenses                                    (1,013)             --         (1,295)
                                             -----------     -----------    -----------
      Income before equity in earnings of
          subsidiaries                         2,638,926       3,657,335      3,570,448
      Equity in undistributed earnings
          of subsidiaries                     (2,508,834)         35,751       (159,072)
                                             -----------     -----------    -----------

             Net income                      $   130,092       3,693,086      3,411,376
                                             ===========     ===========    ===========

                                                                     (Continued)

                            BATH NATIONAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998

                       Condensed Statements of Cash Flows

Years ended December 31, 2000, 1999 and 1998

                                                      2000            1999           1998
                                                  -----------     -----------     -----------
      Cash flows from operating activities:
          Net income                              $   130,092       3,693,086       3,411,376
          Adjustments to reconcile net
             income to net cash used in
             operating activities:
                Equity in undistributed
                     earnings of subsidiaries       2,508,834         (35,751)        159,072
                Change in other liabilities               681          (1,411)         (1,302)
                                                  -----------     -----------     -----------

                        Net cash used in
                          operating activities      2,639,607       3,655,924       3,569,146
                                                  -----------     -----------     -----------

      Cash flows from financing activities:
          Purchase of treasury stock               (1,058,340)             --        (751,743)
          Dividends paid                           (1,579,677)     (3,651,551)     (2,816,556)
                                                  -----------     -----------     -----------

                        Net cash used in
                          financing activities     (2,638,017)     (3,651,551)     (3,568,299)
                                                  -----------     -----------     -----------

                        Net increase in cash            1,590           4,373             847

      Cash at beginning of year                         6,517           2,144           1,297
                                                  -----------     -----------     -----------

      Cash at end of year                         $     8,107           6,517           2,144
                                                  ===========     ===========     ===========